As filed with the Securities and Exchange Commission on April 21, 2015

Registration No. 333-175794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	13-3306985
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road

Suite 103

Roseland, New Jersey 07068

(973) 532-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Garone

Chief Financial Officer

Emisphere Technologies, Inc.

4 Becker Farm Road

Suite 103

Roseland, New Jersey 07068

(973) 532-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael Lerner, Esq.

Lowenstein Sandler LLP

65 Livingstone Ave.

Roseland, New Jersey 07068

(973) 597-2500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by the selling security holders named in the prospectus contained herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	4,300,438	—	—	—
Common Stock, par value $0.01 per share, issuable upon exercise of warrants	3,010,306	—	—	—
Total	7,310,744			—

(1)	Represents outstanding shares of common stock of the registrant and shares of common stock issuable upon exercise of warrants held by the selling security holders, as applicable, offered by the selling security holders. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The registration fee to cover the shares of common stock being registered for resale pursuant to the resale prospectus included in this registration statement was previously paid in connection with the registrant’s initial filing of this registration statement on July 26, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the registration statement on Form S-1 (File No. 333-175794) (the “Registration Statement”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on October 12, 2011, to (i) include the information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 31, 2015, and (ii) make certain other updating revisions to the information contained herein.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2015

PROSPECTUS

7,310,744 Shares of Common Stock

This prospectus relates to the offer for sale by the existing holders of our common stock, $0.01 par value per share, named in this prospectus of 7,310,744 shares of our common stock, including 3,010,306 shares of our common stock issuable upon exercise of the warrants held by the selling security holders. These existing holders of our common stock are referred to as selling security holders throughout this prospectus.

All of the shares of common stock offered by this prospectus are being sold by the selling security holders. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling security holders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

Our common stock is currently traded on the Over-The-Counter Bulletin Board, commonly known as the OTC Bulletin Board (“OTCBB”), under the symbol “EMIS.” As of April 20, 2015, the closing sale price of our common stock was $0.54 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April , 2015

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere or incorporated by reference herein. This summary may not contain all of the information that may be important to you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Before making an investment decision, you should read carefully the entire prospectus, including the information under “Risk Factors” beginning on page 6 and our financial statements and related notes and other documents incorporated herein by reference.

Overview of the Company

Introduction and History

Emisphere Technologies, Inc. (“Emisphere,” “the Company,” “our,” “us,” or “we”) is a specialty pharmaceutical company that has recently commenced commercial operations. The Company launched its first prescription product, oral Eligen B12™ Rx (1000 mcg.), in the U.S. during March 2015. Oral Eligen B12™ Rx meets significant unmet patient and medical needs by combining vitamin B12 with our proprietary delivery system technology to provide a therapeutic equivalent to injectable B12, which is the current medical standard of care. Eligen B12™ is a prescription food product for use by B12 deficient individuals and the first oral B12 product to be supported by published clinical data (Clin Ther. 2011 Jul;33(7):934-45) demonstrating that oral Eligen B12™ Rx restores normal vitamin B12 blood levels in deficient patients as effectively as injectable B12. The proprietary Eligen B12™ Rx formulation is covered by a newly issued U.S. Patent (Patent No. 8,022,048) which provides protection through 2029. Beyond oral Eligen B12™ Rx, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of such new orally delivered therapeutics.

In addition to launching oral Eligen B12™ Rx in the United States during March 2015, the Company is currently engaged in multiple ex-US licensing discussions with the intention of offering oral Eligen B12™ Rx for sale in global markets.

By building on the oral Eligen B12™ Rx product, the Company intends to establish a sound product portfolio platform on which to expand its B12 therapeutic franchise as well as expand internal new product development with new therapeutic agents. The Company will also continue to develop its existing drug delivery carrier partnerships and expand its carrier business by seeking out and engaging in new global licensing opportunities.

As it focuses on building a commercial platform based on the oral Eligen B12™ Rx product, Emisphere will continue to develop and expand upon the unique and improved delivery of therapeutic molecules using its Eligen® Technology. These molecules could be currently available or are under development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, our technology may increase the benefit of the therapy by improving bioavailability or absorption or by decreasing time to onset of action. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Eligen® Technology can make it possible to deliver certain therapeutic molecules orally without altering their chemical form or biological activity. Eligen® delivery agents, or “carriers”, facilitate or enable the transport of therapeutic molecules across the mucous membranes of the gastrointestinal tract, to reach the tissues of the body where they can exert their intended pharmacological effect. Our development efforts are conducted internally or in collaboration with corporate development partners. Typically, the drugs that we target are at an advanced stage of development, or have already received regulatory approval, and are currently available on the market. Our website is www.emisphere.com. The contents of that website are not incorporated herein by reference. Investor related questions should be directed to info@emisphere.com.

Emisphere was originally founded as Clinical Technologies Associates, Inc. in 1986 and is listed for trading on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority, and is trading under the symbol EMIS (or EMIS.OB for certain stock quote publication websites).

The Eligen® Technology

The Eligen® Technology is a broadly applicable proprietary oral drug delivery technology based on the use of proprietary synthetic chemical compounds known as Eligen® delivery agents, or carriers. These delivery agents facilitate and enable the transport of therapeutic macromolecules (such as proteins, peptides, and polysaccharides) and poorly absorbed small molecules across biological membranes. The Eligen® Technology not only facilitates absorption, but it acts rapidly in the upper sections of the gastrointestinal tract where absorption is thought to occur. Using Eligen® Technology, most therapeutic macromolecules reach the general circulation in less than an hour post-dose. Rapid absorption can limit enzymatic degradation that typically affects macromolecules and may be advantageous in cases where time to onset of action is important (i.e. analgesics). Eligen® is distinguished from the competition in that absorption takes place through a transcellular pathway, as opposed to passing between cells. This underscores the safety of Eligen® as the passage of the Eligen® carrier and the molecule preserve the integrity of the tight junctions within the cell and reduces any likelihood of inflammatory processes and autoimmune gastrointestinal diseases. Furthermore, Eligen® Technology carriers are rapidly absorbed, distributed, metabolized and eliminated from the body, they do not accumulate in the organs and tissues and are considered safe at anticipated doses and dosing regimens.

Results from two clinical studies published by F. Hoffmann-La Roche Ltd illustrate important safety characteristics of Emisphere’s Eligen® Technology. These studies were performed with a novel oral formulation of ibandronate (a drug used to prevent and treat osteoporosis) with Emisphere’s SNAC carrier, an Eligen® Technology compound. The first study (J Drug Del Technol 2011; 21: 521-5) showed that the SNAC carrier must be co-formulated, and not simply co-dosed, with ibandronate in order to increase ibandronate bioavailability. The second study (Arnzelmittelforschung 2011; 61:707-13) demonstrated that co-dosing of a SNAC/ibandronate formulation with metformin, a drug widely used in Type 2 Diabetes patients, did not influence the absorption of metformin. Together, these studies support the hypothesis that Eligen® Technology facilitates oral absorption only when co-formulated with the intended active ingredient, and that co-dosing with other ingredients should not result in accidental or incidental absorption of unintended ingredients.

Another important safety characteristic of the Eligen® Technology was demonstrated by the results of three clinical safety studies conducted by Novartis International AG with the former osteoporosis and osteoarthritis treatment candidate SMC021. SMC021 used Emisphere’s permeation enhancer 5-CNAC, an Eligen® Technology compound, in combination with salmon calcitonin (“SCT”). These studies addressed the potential for SMC021 drug interaction with several widely used drugs and found, in each case, no evidence to indicate a safety concern for drug interaction. Scientific posters describing the results of these clinical studies were presented at the annual meeting of the American Society of Clinical Pharmacology and Therapeutics on March 17, 2012. The first study (The effect of esomeprazole on the pharmacokinetics and pharmacodynamics of SMC021 in healthy volunteers. Choi L et al.) concluded that pre-treatment with a proton pump inhibitor, esomeprazole, decreased SCT exposure by approximately 30% without impacting the pharmacodynamic response to SCT. The second study (Pharmacokinetic interaction assessment between SMC021 and ibuprofen and between SMC021 and acetaminophen. Choi L et al.) concluded that ibuprofen and acetaminophen did not significantly alter the pharmacokinetics of SMC021 when used jointly with either of these analgesics. The third study (Pharmacokinetic interaction assessment between SMC021 and rosiglitazone. Choi L et al.) concluded that SMC021 did not inhibit the drug metabolizing enzyme CYP2C8 when SMC021 and rosiglitazone, a Type II diabetes drug metabolized by CYP2C8, were administered together at expected clinical doses. Together, these studies support the hypothesis that Eligen® Technology does not pose a safety risk for drug interaction.

Based on extensive study by our scientists, senior management and expert consultants, we believe that our technology can enhance overall healthcare, including patient accessibility and compliance, while benefiting the commercial pharmaceutical marketplace and driving company valuation. The application of the Eligen® Technology is potentially broad and may provide for a number of opportunities across a spectrum of therapeutic modalities.

Implementing the Eligen® Technology requires co-formulating a drug or nutritional supplement and an Eligen® carrier to produce an effective formulation. The carrier does not alter the chemical properties of the drug nor its biological activity. Drugs or nutritional supplements whose bioavailability is limited by poor membrane permeability or chemical or biological degradation, and which have a moderate-to-wide therapeutic index, appear to be the best candidates for use with the Eligen® Technology. Drugs with a narrow therapeutic window or high molecular weight may not be favorable with the technology.

We believe that our Eligen® Technology makes it possible to safely deliver a therapeutic macromolecule orally or increase the absorption of a poorly absorbed small molecule without altering its chemical composition or compromising the integrity of biological membranes. We believe that the key benefit of our Eligen® Technology is that it improves the ability of the body to absorb small and large molecules.

Emisphere Today

Mr. Alan L. Rubino, the Company’s President and Chief Executive Officer, and Mr. Timothy G. Rothwell, its Chairman of the Board of Directors, are seasoned industry executives with major and emerging pharmaceutical company experience who form the core of a leadership team that will implement the Company’s strategic plans. To that end, we have sought to expand opportunities with existing partners and will continue to work to expand and explore new efforts to attract new delivery system, product development, and licensing partnerships. After evaluating the Company’s operations and strategy, the leadership team determined the Company should refocus its corporate strategy to reemphasize the commercialization of oral Eligen B12™ Rx, build new high-value partnerships, evaluate new prescription commercial product opportunities, reprioritize the product pipeline, and promote new uses for the Eligen® Technology.

In furtherance of this new strategic direction, spending has been redirected and aggressive cost control initiatives, including the elimination of certain research and development positions, have been implemented in order to allow investment in commercialization resources. To accelerate the commercialization of oral Eligen B12™ Rx and evaluate new opportunities for prescription medical foods and other prescription products under development, the Company hired Mr. Carl V. Sailer in October 2012 to head its commercial efforts. Mr. Sailer has extensive experience in pharmaceuticals products marketing and supply chain management. He has a proven track record of launching new, and enhancing the financial performance of, existing pharmaceutical products by implementing progressive commercial marketing and distribution models. The Company engaged the consulting services of Dr. Carlos de Lecea, M.D., Ph.D., to expand its business development efforts globally. Dr. de Lecea has over

20 years’ experience in business development, including in and out licensing pharmaceutical products and delivery technologies in global markets. Dr. de Lecea also works with Mr. Rubino to expand the application of the Eligen® Technology by taking advantage of its suitability to facilitate oral absorption of emerging peptides and biologic products that are typically only available as injectables or are currently under development. We believe that these products represent tremendous promise for realizing improvements in healthcare and growth in the industry, and that the Eligen® Technology is well suited to deliver many of these molecules safely and efficiently. More recently the Company continues to strengthen its commercial operations team by engaging the consulting services of Mr. Nicholas G. Rothwell, CPIM, as Vice President, Global Supply, and Dr. Peter J. Shaw, M.D., as Chief Medical Officer. Mr. Rothwell has an exceptional background in commercial operations for life sciences and will play an integral role in supporting Emisphere’s new commercial operations building on the launch of Eligen B12™ Rx. With more than 30 years of experience developing, implementing and managing end-to-end integrated supply chains, Mr. Rothwell is a senior healthcare executive with extensive commercial experience in operations management and strong expertise in leading strategic planning, product launch and growth initiatives of leading pharmaceutical products. Mr. Rothwell will be responsible for global supply chain, logistics, manufacturing and quality assurance. Dr. Shaw brings significant industry and medical experiences as a practicing physician and in progressive pharmaceutical sales representative training. His expertise and vision will facilitate the launch and growth of our oral Eligen B12™ Rx product, and strengthen our development efforts supporting the advancement of the Company’s other pipeline product candidates. Dr. Shaw will have responsibility for global clinical development programs, medical affairs and other related functions. Mr. Rothwell and Dr. Shaw report to Mr. Rubino.

These actions support the Company’s decision to transition and reposition Emisphere into a viable commercial-stage entity, anchored by the oral Eligen B12™ Rx product. As it transitions to this strategy, the Company remains dedicated to further realizing the full potential and commercial value of its platform Eligen® Technology. As a result of our recent steps to refocus and prioritize our commercial opportunities, and promising trends with peptides, pegylated peptides and proteins in the industry that should provide new growth opportunities, we believe that Emisphere’s new business strategy will present opportunities for growth and value creation for the Company and its shareholders.

The application of the Eligen® Technology is potentially broad and may provide for a number of opportunities across a spectrum of therapeutic modalities or nutritional supplements. During the remainder of 2015 we plan to continue to develop our product pipeline utilizing the Eligen® Technology with prescription and medical foods product candidates and prioritized our development efforts based on overall potential returns on investment, likelihood of success, and market and medical needs. Medical foods are a distinct product category defined by the Orphan Drug Act of 1988 and an FDA regulation, and encompass foods which are formulated to be consumed or administered enterally under the supervision of a physician and which are intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. Our goal is to implement our Eligen® Technology to enhance overall healthcare, including patient accessibility and compliance, while benefiting the commercial pharmaceutical and healthcare marketplace and driving company valuation.

In March 2015, Emisphere announced the U.S. commercial availability of oral Eligen B12™ Rx, the first and only once-daily oral prescription medical food tablet shown to normalize B12 levels without the need for an injection. Oral Eligen B12™ Rx (1000 mcg) is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency, associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12 is the first product to market using the Eligen® Technology, which utilizes a carrier, salcaprozate sodium (SNAC), to chaperone B12 through the gastric lining and directly into the bloodstream independent of intrinsic factor, a protein made in the stomach that normally facilitates B12 absorption.

To accelerate commercialization of the Eligen® Technology, Emisphere will continue to focus on its two-pronged strategy. First, we will focus on commercializing oral Eligen B12™ Rx (1000 mcg) as a medical food for use by documented B12 deficient individuals in the United States and globally. During the fourth quarter of 2010, the Company completed a clinical trial which demonstrated that both oral Eligen B12™ Rx (1000 mcg) and injectable B12 (current standard of care) can efficiently and quickly restore normal Vitamin B12 levels in deficient individuals. The manuscript summarizing the results from that clinical trial was published in the July 2011 edition of the journal Clinical Therapeutics (Volume 22, pages 934 — 945). We also conducted market research to help assess the potential commercial opportunity for our oral Eligen B12™ Rx (1000 mcg) product. On August 5, 2011, we received notice from the United States Patent Office that the U.S. patent application directed to the oral Eligen B12™ Rx formulation was allowed. This new patent (US 8,022,048) provides intellectual property protection for Eligen B12™ Rx through approximately October 2029. Second, we will concentrate on expanding our Eligen® drug delivery technology business by seeking applications with prescription molecules obtained through partnerships with other pharmaceutical companies for molecules with poor oral absorption yet substantially beneficial when absorbed effectively. We are also working to generate new interest in the Eligen® Technology with potential partners and attempting to expand our current collaborative relationships to take advantage of the critical knowledge that others have gained by working with our technology.

Second, we continue to pursue commercialization of product candidates developed internally. We believe that these internal candidates need to be developed with reasonable investment in an acceptable time period and with a reasonable risk-benefit profile.

To support our internal development programs, the Company implemented its new commercialization strategy for the Eligen® Technology. Using extensive safety data available for its Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”) carrier, the Company obtained GRAS (“Generally Recognized as Safe”) status for its SNAC carrier, and then applied the Eligen® Technology with B12, another GRAS substance where bioavailability and absorption is difficult and improving such absorption would yield substantial benefit and value. Given sufficient time and resources, the Company intends to apply this strategy to develop other products. Examples of other GRAS substances that may be developed into additional commercial products using this strategy would include vitamins such as other B Vitamins, minerals such as iron, and other supplements such as the polyphenols and catechins, among others.

Our product pipeline includes prescription and medical food product candidates that are being developed in partnership or internally. During 2014, we continued to make progress on plans to commercialize our internally developed oral Eligen B12™ Rx product, having launched in the U.S. during the first quarter, 2015. Additionally, our development partner, Novo Nordisk A/S (“Novo Nordisk”), continues its development programs.

Novo Nordisk is using our Eligen® drug delivery technology in combination with its proprietary GLP-1 receptor agonists and insulins. During December 2010, the Company entered into a license agreement with Novo Nordisk to develop and commercialize oral formulations of Novo Nordisk’s insulins using Emisphere’s Eligen® Technology. This was the second license agreement between the two companies. The GLP-1 License Agreement, entered into in June 2008, and amended for the second time on April 26, 2013, provides for the development of oral formulations of GLP-1 receptor agonists, with a potential drug for the treatment of type 2 diabetes which recently completed a Phase II clinical trial. The Amendment provided for a payment of $10 million from Novo Nordisk to the Company as a prepayment of certain development milestone payments that would have otherwise become payable to the Company under the Development Agreement in exchange for a reduction in the rate of potential future royalty payments as provided in the Development Agreement.

On February 20, 2015 Novo Nordisk highlighted positive Phase 2 data pertaining to OG217SC, the oral formulation of semaglutide, a long-acting human GLP-1 analogue that stimulates insulin and suppresses glucagon secretion in a glucose-dependent manner. OG217SC is provided in a tablet formulation with the absorption-enhancing excipient, SNAC. SNAC is an Eligen® Carrier. Novo Nordisk announced that it has successfully completed the phase 2 trial for OG217SC, investigating dose range, escalation, efficacy and safety of once-daily oral semaglutide compared with oral placebo or once-weekly subcutaneously administered semaglutide in around 600 people with type 2 diabetes treated for 26 weeks. Based on these results, Novo Nordisk announced that it will initiate consultations with regulatory authorities subsequent to which a decision of whether to progress OG217SC into phase 3 development will be made.

Under its GLP-1 License Agreement, Novo Nordisk is working to develop and commercialize oral formulations of its proprietary GLP-1 receptor agonists in combination with Emisphere carriers. Under the GLP-1 License Agreement, Emisphere could receive additional contingent product development and sales milestone payments and would also be entitled to receive royalties in the event Novo Nordisk commercializes products developed under such Agreement. Under the GLP-1 License Agreement, Novo Nordisk is responsible for the development and commercialization of the products.

We continue to assess therapeutic molecules for their potential compatibility with our technology and market need. Our intent is to continue to expand our pipeline with product candidates that demonstrate significant opportunities for growth. Our focus is on molecules that meet the criteria for success based on our increased understanding of our Eligen® Technology. Depending on the molecule, market potential and interest, we intend to pursue potential product development opportunities through development alliances or internal development.

We have collaborated with Novartis in connection with the development and testing of oral formulations of several drug candidates. Novartis has the right to evaluate the feasibility of using Emisphere’s Eligen ® Technology with two new compounds to assess the potential for new product development opportunities. Novartis is considering its options accordingly. If Novartis chooses to develop oral formulations of these new compounds using the Eligen® Technology, the parties will negotiate additional agreements. In that case, Emisphere could be entitled to receive development milestone and royalty payments in connection with the development and commercialization of these potentially new products.

Our other product candidates in development are in earlier or preclinical research phases, and we continue to assess them for their compatibility with our technology and market need. Our intent is to seek partnerships with pharmaceutical and biotechnology companies for certain of these products as we continue to expand our pipeline with product candidates that demonstrate significant opportunities for growth. Our focus is on molecules that meet the criteria for success based on our increased understanding of our Eligen® Technology and prescription medical foods. Our preclinical programs focus on the development of oral formulations of potentially new treatments for diabetes and products in the areas of cardiovascular, appetite suppression and pain and on the development and potential expansion of nutritional supplement products.

We recognize, however, that further development, exploration and commercialization of our technology entails substantial risk and requires significant operational expenditures. We continue to refocus our efforts on strategic development initiatives to reduce non-strategic spending aggressively, and seek to obtain the funding necessary to implement our new corporate strategy. There can be no assurances, however, that the Company will be able to secure adequate funding to meet its current obligations and successfully pursue its strategic direction. Furthermore, despite our optimism regarding the Eligen® Technology and the commercialization of oral Eligen B12™ Rx, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized. For further discussion, see “Risk Factors.”

Overall Product Pipeline

Substantial efforts and resources have been devoted to understanding the Eligen® Technology and establishing a product development pipeline that incorporates this technology with selected molecules. Our core business strategy had been to develop oral forms of drugs or nutrients that are not currently available or have poor bioavailability in oral form by combining the Eligen® Technology to those drugs or nutrients, and to commercialize the Company’s Oral Eligen B12™ Rx product. Emisphere’s product pipeline includes prescription drugs and medical food product candidates in varying stages of development. Novo Nordisk recently completed Phase 2 Testing of OG217SC with Emisphere’s SNAC carrier. Additionally, Emisphere has a number of pre-clinical (research stage) projects, which we are pursuing on our own and with partners. We continue to assess therapeutic molecules for their potential compatibility with our technology and market need. Our intent is to continue to expand our pipeline with product candidates that demonstrate significant opportunities for growth. Our focus is on molecules that meet the criteria for success based on our increased understanding of our Eligen® Technology. Depending on the molecule, market potential and interest, we intend to pursue potential product development opportunities through development alliances or internal development.

Vitamin B12

The Company has developed an oral formulation of Eligen B12™ Rx (1000 mcg) which is marketed as a medical food for use by B12 deficient individuals. During the fourth quarter 2010, the Company completed a clinical trial which demonstrated that both oral Eligen B12™ Rx (1000 mcg) and injectable B12 (current standard of care) can efficiently and quickly restore normal Vitamin B12 levels in deficient individuals. The manuscript summarizing the results from that clinical trial has been published in the July 2011 edition of the journal Clinical Therapeutics (Volume 33, pages 934 — 945). We also conducted market research to help assess the potential commercial opportunity for our Eligen B12™ Rx (1000 mcg) product candidate. On August 5, 2011, we received notice from the United States Patent Office that the U.S. patent application directed to the oral Eligen B12™ Rx formulation (US Patent 8,022,048) was allowed. This new patent provides intellectual property protection for Eligen B12™ Rx through approximately October 2029.

On March 2, 2015, the Company offered oral Eligen B12™ Rx for commercial sale in major markets throughout the United States. We continue to evaluate the results of our clinical trials and market research and are exploring alternative development options with the purpose of maximizing the commercial and health benefits potential of our Eligen B12™ Rx (1000 mcg.) product.

Vitamin B12 is an important nutrient that is poorly absorbed in the oral form. In most healthy people, Vitamin B12 is absorbed in a receptor-mediated pathway in the presence of an Intrinsic Factor. A large number of people take oral B12 supplements, many in megadoses, and by injection. Currently, it is estimated that at least five million people in the U.S. are taking 40 million injections of Vitamin B12 per year to treat a variety of debilitating medical conditions. Another estimated five million people are consuming more than 600 million tablets of Vitamin B12 orally. The international market is larger than the U.S. market. Many B12 deficient patients suffer from pernicious anemia and neurological disorders and many of them are infirm or elderly. Vitamin B12 deficiency can cause severe and irreversible damage, especially to the brain and nervous system. At levels only slightly lower than normal, a variety of symptoms such as fatigue, depression, and poor memory may occur.

The data from our first pharmacokinetic study of our new Vitamin B12 formulation showed mean Vitamin B12 peak blood levels were more than 10 times higher for the Eligen B12™ Rx 5mg formulation than for the 5mg commercial formulation. The mean time to reach peak concentration (T max) was reduced by over 90%, to 0.5 hours for the Eligen B12™ Rx 5mg from 6.8 hours for the commercial 5mg product. Improvement in bioavailability, the fraction of an administered dose of unchanged drug that reaches systemic circulation, was approximately 240%, with absorption time at 30 minutes and a mean bioavailability of 5%. The study was conducted with a single administration of Eligen® B12. There were no reported adverse reactions, and Eligen B12™ Rx was well-tolerated.

In May 2009, the Company was informed by an independent expert panel of scientists that its SNAC carrier had been provisionally designated as GRAS (generally recognized as safe) for its intended application in combination with nutrients added to food and dietary supplements. Following a comprehensive evaluation of research and toxicology data, Emisphere’s SNAC was found to be safe at a dosage up to 250 mg per day when used in combination with nutrients to improve their dietary availability. In July 2009, concurrent with the publication of two papers in the July/August issue of the peer reviewed journal, International Journal of Toxicology, which describes the toxicology of its SNAC carrier, SNAC achieved GRAS status for its intended use in combination with nutrients added to food and dietary supplements. The publication of those two papers in the International Journal of Toxicology was the final, necessary step in the process of obtaining GRAS status for its SNAC carrier. Since SNAC achieved GRAS status, it is exempt from pre-market approval for its intended use in combination with nutrients added to food and dietary supplements. This opens the way for the potential commercialization of the Eligen® Technology with other substances such as other vitamins, minerals and supplements.

We have obtained patents for the carrier we are using in the oral B12 formulation, the oral Eligen B12™ Rx formulation (as described above), and have filed applications covering the combination of the carrier and many other compounds.

Phase II Programs

Emisphere has one Eligen® carrier product that has recently completed Phase II clinical development and a number of pre-clinical (research stage) projects. Some of the pre-clinical projects are partnered and others were initiated by the Company.

For the treatment of diabetes, research using the Eligen® Technology and GLP-1 (Glucagon-Like Peptide-1), a potential treatment for Type 2 diabetes, is being conducted by Novo Nordisk. GLP-1 is a natural hormone involved in controlling blood sugar levels. It stimulates the release of insulin only when blood sugar levels become too high. GLP-1 secretion is often impaired in people with Type 2 diabetes. Emisphere had previously conducted extensive tests on native insulin and native GLP-1which demonstrated that both macromolecules can be effectively delivered using the Eligen® Technology. With the progress that has been made in the development of second generation proteins, we concluded that a more productive pathway is to move forward with GLP-1 analogs, an oral form of which might be used to treat Type 2 diabetes and related conditions.

Our research indicated that the development of oral formulations of Novo Nordisk proprietary GLP-1 receptor agonists may represent an opportunity for Emisphere.

During December 2013, Novo Nordisk announced that it had initiated its first Phase II clinical trial with a long-acting oral GLP-1 analog (NN9924). Emisphere’s proprietary Eligen® Technology is used in the formulation of NN9924. There are many challenges in developing an oral formulation of GLP-1, in particular obtaining adequate bioavailability. NN9924 addresses some of these key challenges by utilizing Emisphere’s Eligen® Technology to facilitate absorption from the gastrointestinal tract.

The Phase II trial was designed to examine the dose range, escalation and efficacy of oral semaglutide dosed once daily in subjects with Type 2 diabetes. This Phase II trial followed the successful completion of Phase 1 with Oral GLP-1, OG217SC (NN9924). On February 20, 2015, Novo Nordisk reported positive Phase 2 data pertaining to OG217SC, the oral formulation of semaglutide, a long-acting human GLP-1 analogue that stimulates insulin and suppresses glucagon secretion in a glucose-dependent manner. OG217SC is provided in a tablet formulation with the absorption-enhancing excipient, SNAC. SNAC is an Eligen® Carrier. Novo Nordisk announced that it has successfully completed the phase 2 trial for OG217SC, investigating dose range, escalation, efficacy and safety of once-daily oral semaglutide compared with oral placebo or once-weekly subcutaneously administered semaglutide in around 600 people with type 2 diabetes treated for 26 weeks. Based on these results, Novo Nordisk announced that it will initiate consultations with regulatory authorities subsequent to which a decision of whether to progress OG217SC into Phase III development will be made.

Under its GLP-1 License Agreement, Novo Nordisk is working to develop and commercialize oral formulations of its proprietary GLP-1 receptor agonists in combination with Emisphere carriers. Novo Nordisk is responsible for the development and commercialization of the products.

During January 2010, we announced that Novo Nordisk had initiated its first Phase I clinical trial with a long-acting oral GLP-1 analog (NN9924). The first Phase I trial investigated the safety, tolerability and bioavailability of NN9924 in healthy volunteers. The trial enrolled 155 individuals and was completed in May 2010. Novo Nordisk also conducted a multiple-dose Phase I trial. This multiple-dose trial investigated safety, tolerability, pharmacokinetics and pharmacodynamics of NN9924 in healthy male subjects. The trial enrolled 96 individuals and was completed in July 2011. In May of 2013, Novo Nordisk completed the last of five clinical pharmacology trials investigating the safety, tolerability as well as pharmacokinetic and pharmacodynamic profiles of oral administration of semaglutide tablets, OG217SC. The Phase I program in total comprised 400 healthy volunteers and 10 people with type 2 diabetes. In the trials, oral semaglutide treatment appeared to be safe and was well-tolerated. The most frequent reported adverse events were mild or moderate in severity and in line with observations from other GLP-1 class treatments with type 2 diabetes. In a 10-week multiple-dosing trial, oral administration of semaglutide was associated with a statistically significantly larger weight loss than placebo in healthy volunteers and people with Type 2 diabetes. Further, a statistically significant improvement in HbA1c was observed when compared to placebo treatment in the low number of people with Type 2 diabetes participating in the trial.

Preclinical Programs

Our other product candidates in development are in earlier or preclinical research phases, and we continue to assess them for their compatibility with our technology and market need. Some of these pre-clinical projects are partnered and others were initiated and are being pursued internally by the Company. Our intent is to seek partnerships with pharmaceutical and biotechnology companies for certain of these products as we continue to expand our pipeline with product candidates that demonstrate significant opportunities for growth. Our focus is on molecules that meet the criteria for success based on our increased understanding of our Eligen® Technology. Our preclinical programs focus on the development of oral formulations of potentially new treatments for diabetes and products in the areas of cardiovascular, appetite suppression and pain and on the development and potential expansion of nutritional supplement products. Company Information

Our principal executive offices are located at 4 Becker Farm Road, Suite 103, Roseland, New Jersey 07068. Our telephone number is (973) 532-8000, fax number is (973) 532-8121 and our website address is www.emisphere.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

Business Financing

Since our inception in 1986, we have generated significant losses from operations and we anticipate that we will continue to generate significant losses from operations for the foreseeable future. We have limited capital resources and operations to date have been funded with the proceeds from collaborative research agreements, public and private equity and debt financings and income earned on investments.

As of December 31, 2014, our accumulated deficit was approximately $514.1 million. Our loss from operations was $9.3 million, $7.6 million and $6.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Our net loss was $25.4 million, $20.9 million and $1.9 million for the years ended December 31, 2014, 2013 and 2012, respectively. Our net cash provided (outlays) from operations and capital expenditures were ($8.4) million, $3.1 million and ($3.0) million for the years ended December 31, 2014, 2013 and 2012, respectively. Net cash provided (outlays) include receipts of deferred revenue of $0.0 million, $10.0 million, and $0.02 million, for 2014, 2013, and 2012, respectively. Our stockholders’ deficit was $111.9 million and $86.8 million as of December 31, 2014 and 2013, respectively.

As of December 31, 2014, the Company’s obligations included approximately $40.9 million (face value) under its Convertible Notes (the “Convertible Notes”), approximately $8.3 million (face value) under a loan agreement entered into on August 20, 2014 (the “Loan Agreement”), approximately $1.9 million (face value) under its Bridge Notes (the “Bridge Notes”), and approximately $0.7 million (face value) under its Reimbursement Notes (the “Reimbursement Notes”). Additional borrowings under the Loan Agreement are subject to various sales, operating and manufacturing performance criteria.

Under the terms of the Loan Agreement, Emisphere may borrow, at specified times and based on the attainment of specified performance milestones, up to an aggregate of $20.0 million to finance the development, manufacturing, marketing and sales of its oral Eligen B12™ Rx Product. The new loan facility will mature on December 31, 2019, and bear interest at a rate of 13% per year.

The first borrowing under the Loan Agreement occurred on August 20, 2014 in an original principal amount of $5.0 million, the second occurred on November 4, 2014, in an original principal amount of $3.0 million, and the third borrowing occurred on January 6, 2015, in an original principal amount of $5.0 million. Subject to achieving certain operational milestones relating to the timely manufacture and commencement of sales of Eligen B12™, of which there can be no assurance, the Company may request two additional borrowings under the Loan Agreement as follows: up to $5.0 million in the second quarter of 2015, and up to $2.0 million in the third quarter of 2015. In addition to funding available through the Loan Agreement, the Company received approximately $1.7 million and $0.3 million on January 14, 2014, and December 9, 2014, respectively, from the sale of unused net operating losses by participating in the Technology Business Tax Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

We believe the Company’s current cash balance, in addition to cash available through additional borrowings under the Loan Agreement, assuming attainment of the milestones, will provide sufficient capital to support the commercial launch of oral Eligen B12™ Rx in the U.S. market and to continue operations through the end of 2015. The Company’s future capital requirements beyond 2015 and financial success depend largely on the commercial success of the oral Eligen B12™ Rx product and our ability to leverage existing as well as securing new partnering opportunities. There is no assurance that our plans will be successful. If we fail to raise sufficient capital from commercial operations or partnerships, we will need to seek capital from other sources. There can be no assurance that financing will be available on favorable terms or at all. If we fail to generate sufficient additional capital from sales of oral Eligen B12™ Rx product, or to obtain substantial cash inflows from existing or new partners or other sources prior to the end 2015, we could be forced to cease operations. Additionally, if additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2014, 2013 and 2012 include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Furthermore, despite our optimism regarding the Eligen ® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized. For further discussion, see “Risk Factors.”

Since June 9, 2009, our common stock has been trading on the Over-the-Counter Bulletin Board (“OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority, and is trading under the symbol EMIS (or EMIS.OB for certain stock quote publication websites).

Company Information

Our principal executive offices are located at 4 Becker Farm Road, Suite 103, Roseland, New Jersey 07068. Our telephone number is (973) 532-8000, fax number is (973) 532-8121 and our website address is www.emisphere.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

Since June 9, 2009, our common stock has been trading on the Over-the-Counter Bulletin Board (“OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority, and is trading under the symbol EMIS (or EMIS.OB for certain stock quote publication websites).

About this Prospectus

Unless the context otherwise requires, all references to “Emisphere,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Emisphere Technologies, Inc., a Delaware corporation.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks and service names of Emisphere Technologies, Inc. and other companies.

Private Placement of Common Shares and Warrants

On June 30, 2011, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the selling security holders to sell an aggregate of 4,300,438 shares of our common stock and warrants to purchase a total of 3,010,306 shares of our common stock for gross proceeds, before deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants of $3,749,982 (the “Private Placement”). Each unit, consisting of one share of common stock and a warrant to purchase 0.7 shares of common stock, was sold at a purchase price of $0.872. The warrants are exercisable at an exercise price of $1.09 per share beginning immediately after issuance and expire 5 years from the date of issuance. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The Private Placement closed on July 6, 2011, after the satisfaction of customary closing conditions, and we issued the shares of common stock and the warrants to the selling security holders on such closing date.

In connection with the Securities Purchase Agreement, on July 6, 2011, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling security holders. Pursuant to the Registration Rights Agreement, we agreed to provide certain registration rights to the selling security holders under the Securities Act and applicable state securities laws and also agreed to file a registration statement with the SEC within 20 days of the closing date and to use our reasonable best efforts to have such registration statement declared effective as soon as practicable, but in no event later than 60 days of the closing date of the private placement (90 days in the event the SEC reviews the registration statement).

Pursuant to the Securities Purchase Agreement and the Registration Rights Agreement, we are registering 7,310,744 shares of our common stock under the Securities Act, which includes 3,010,306 shares of common stock issuable upon exercise of the warrants held by the selling security holders. All 7,310,744 shares of common stock are being offered pursuant to this prospectus.

The Offering

Common Stock being offered by the selling security holders	Up to 7,310,744 shares of our common stock, including 3,010,306 shares of our common stock issuable upon exercise of the warrants held by the selling security holders.

Common Stock outstanding prior to the offering	60,687,478 shares of common stock (1)

Common Stock to be outstanding after the offering	63,697,784 shares of common stock (2)

Use of proceeds	We will not receive any proceeds from the sales of shares of common stock by the selling security holders.

OTCBB symbol	Our common stock is currently traded on the OTCBB under the symbol “EMIS.”

Risk factors	Investing in our securities involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 5 of this prospectus and all other information in this prospectus before investing in our securities.

(1)	Based upon the total number of issued and outstanding shares as of March 31, 2015, which does not include the shares of our common stock issuable upon exercise of the warrants held by the selling security holders.
(2)	Based upon the total number of issued and outstanding shares as of March 31, 2015, including shares of our common stock issuable upon exercise of the warrants held by the selling security holders.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below under the heading “Risks Related to this Offering”, the “Risk Factors” included under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated herein by reference, and the other information contained in this prospectus before deciding to invest in our securities. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe the forward-looking statements included or incorporated by reference in this prospectus. The risks described below and set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are not the only ones facing our company. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, you could lose all or part of your investment.

Special Note Regarding Forward-Looking Statements

From time to time, information provided by us, statements made by our employees or information included in our filings with the SEC (including this prospectus) may contain statements that are not historical facts, so-called “forward-looking statements,” which involve risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “will,” “expect,” “intend,” “plans,” “predict,” “anticipate,” “estimate,” “continue,” “believe” or the negative of these terms or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.

Our actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below. Each of these factors, and others, are discussed from time to time in our filings with the SEC.

Risks Related to This Offering

Our common stock is traded on the Over-the-Counter Bulletin Board.

The Company’s securities began trading on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority, effective with the open of business on June 9, 2009. The Company’s trading symbol has remained EMIS; however, it is our understanding that, for certain stock quote publication websites, investors may be required to key EMIS.OB to obtain quotes.

Because our stock is traded on the Over-the-Counter Bulletin Board market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced or harder to obtain. In addition, because our common stock was de-listed from the NASDAQ Capital Market, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity thereof. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock and/or limit an investor’s ability to execute a transaction.

The listing on the OTCBB or future declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.

Shares issuable upon the conversion of warrants or the exercise of outstanding options may substantially increase the number of shares available for sale in the public market and depress the price of our common stock.

As of March 31, 2015, we had outstanding warrants exercisable for an aggregate of 27,443,728 shares of our common stock at a weighted average exercise price of $0.63 per share. In addition, as of March 31, 2015, options to purchase an aggregate of 6,150,750 shares of our common stock were outstanding at a weighted average exercise price of $0.78 per share. As of March 31, 2015, 3,153,766 shares of our stock were available for future option grants under our existing stock option plans. To the extent any of these warrants or options are exercised and any additional options are granted and exercised, there will be further dilution to investors. Until the options and warrants expire, these holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may convert or exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of our common stock.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other individuals or entities participating in this offering.

The price you pay in this offering may fluctuate based on the prevailing market price of our common stock on the OTCBB. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of warrants or options, which could materially affect the market price of the stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with an exercise of warrants or options could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As the holders exercise their warrants or options, we issue shares to the exercising holders, which such holders may then sell into the market. Such sales could have a tendency to depress the price of the stock, which could increase the potential for short sales. Additionally, one or more registration statements for shares/warrants could increase the possibility of such short sales.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling security holders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling security holders. We will pay the expenses of registration of these shares, including legal and accounting fees.

DILUTION

We are not offering or selling any of the shares of common stock in this offering. All of the offered shares of our common stock are held by selling security holders and, accordingly, no dilution will result from the sale of the securities.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holders are those previously issued to the selling security holders and those issuable to the selling security holders upon exercise of the warrants. For additional information regarding the issuance of common stock and the warrants, see “Private Placement of Common Shares and Warrants” above. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. Except for the ownership of the common stock and the warrants issued pursuant to the Securities Purchase Agreement, the selling security holders have not had any material relationship with us within the past three years.

The table below lists the selling security holders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership, of shares of common stock as of July 7, 2011 assuming exercise of the warrants held by each such selling security holder on that date but taking account of any limitations on exercise set forth therein. In some instances, these amounts include shares beneficially owned by such security holders in connection with the 2010 Private Placement (as defined below) that have been registered by us pursuant to that certain Registration Statement on Form S-1 (File No. 333-169385) originally declared effective by the Securities and Exchange Commission on October 12, 2010 (the “2010 Private Placement Resale Registration Statement”). The third column lists the shares of common stock being offered by this prospectus by the selling security holders and does not take in account any limitations on exercise of the warrants set forth therein.

In accordance with the terms of the Registration Rights Agreement with the holders of the common stock and the warrants, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued in connection with the Securities Purchase Agreement, and (ii) maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus and the prospectus filed with the 2010 Private Placement Resale Registration Statement.

Under the terms of the warrants, a selling security holder, other than Bai Ye Feng, may not exercise the warrants to the extent (but only to the extent) such selling security holders or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock of Owned After Offering (1)
Bai Ye Feng	6,184,389	1,169,724	—
Anson Investments Master Fund LP	974,770	974,770	—
Iroquois Master Fund, Ltd. (2)	1,349,770	974,770	—
Cranshire Capital, L.P. (3)	538,991	538,991	—
Cranshire Capital Master Fund Ltd.	553,658	377,294
Freestone Advantage Partners, LP (4)	71,762	58,487	—
EOS Holdings LLC (6)	3,068,136	1,559,633	—
Kingsbrook Opportunities Master Fund LP (5)	974,770	974,770	—
HF H VICTOR UW VICTOR ART (7)	117,476	97,476	—
Shipman & Goodwin Profit Sharing Retirement Trust FBO James T. Betts	194,954	194,954	—
Huaidong Wang	173,400	173,400	—
Son Nam Nguyen	198,449	119,000	—
Pine Lodge Capital Company LTD	97,476	97,476	—
Total:	14,498,001	7,310,744	—

(1)	Assuming the sale of all shares offered by the selling security holders pursuant to this prospectus and the prospectus filed by us with the Registration Statement on Form S-1 (File No. 333-169385), originally declared effective by the Securities and Exchange Commission on October 12, 2010, in connection with the 2010 Private Placement (as defined below).
(2)	At July 7, 2011, Iroquois Capital Management L.L.C. (“Iroquois Capital”) was the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital had voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe made voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.
(3)	At July 7, 2011, Downsview Capital, Inc. (“Downsview”) was the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently had voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, had voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.
(4)	At July 7, 2011, Downsview was the investment manager for a managed account of Freestone Advantage Partners, LP and consequently had voting control and investment discretion over securities held in such account. Mitchell P. Kopin, President of Downsview, had voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.
(5)	At July 7, 2011, Kingsbrook Partners LP (“Kingsbrook Partners”) was the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently had voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
(6)	Pursuant to the terms of the warrants issued on July 6, 2011, EOS Holdings LLC will only be able to exercise its warrant for that number of shares that, when combined with the number of shares owned directly, would not exceed 4.9% beneficial ownership, as calculated in accordance with SEC regulations.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the effective date of this registration statement. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	agreements entered into between broker-dealers and a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have, and will continue to pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be approximately $100,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation, as amended, and our by-laws, as amended, both of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $.01 per share, and 4,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2015, there were 60,687,478 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be when issued and paid for, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 4,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2015, there were no shares of preferred stock outstanding. Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

Warrants

Warrants to purchase shares of our common stock have been issued in conjunction with various financing transactions. The following table summarizes warrants outstanding as of March 31, 2015:

Related Transaction	Number of shares of common stock issuable upon exercise of the warrants (1)	Exercise period	Exercise price (1)(2)
August 2009 Offering	3,729,323	8/21/09 - 7/8/19	$0.50
Warrants issued to MHR June 2010	865,000	6/8/10 - 7/8/19	$0.50
August 2010 Offering – non-MHR Investors	2,435,646	8/26/10 - 8/26/15	$1.26
August 2010 Offering – MHR	2,623,146	8/26/10 - 7/8/19	$0.50
Warrants issued to MHR August 2010	975,000	8/26/10 - 7/8/19	$0.50
July 2011 Offering – non-MHR Investors	3,010,307	7/6/11 - 7/6/16	$1.09
July 2011 Offering – MHR	3,010,306	7/6/11 - 7/8/19	$0.50
Warrants issued to MHR July 2011	795,000	7/6/11 - 7/8/19	$0.50
Warrants issued to MHR April 2013	10,000,000	4/26/2013 - 7/8/2019	$0.50

(1)	The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock.
(2)	The exercise price of the warrants held by MHR is subject to adjustment upon the occurrence of certain events, including the issuance by Emisphere of common stock or common stock equivalents that have an effective price that is less than the exercise price of the warrants.

Before exercising their warrants, holders of warrants do not have any of the rights of holders of the securities purchasable upon such exercise, including, any right to receive dividends or payments upon our liquidation, dissolution or winding up or to exercise voting rights.

Stockholder Rights Plan

The Company’s board of directors has adopted a stockholder rights plan. The stockholder rights plan was adopted to give the board of directors increased power to negotiate in our best interests and to discourage appropriation of control of our Company at a price that is unfair to our stockholders. The stockholder rights plan is not applicable to MHR. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in our best interests and the best interests of our Company’s stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty concerning any proposal for our acquisition in good faith.

The stockholder rights plan involves the distribution of one “right” as a dividend on each outstanding share of our common stock to all holders of record on April 7, 2006, and an ongoing distribution of one right with respect to each share of our common stock issued subsequently. Each right shall entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of our common stock. The exercise of these rights becomes economically attractive upon the triggering of certain “flip-in” or “flip-over” rights which work in conjunction with the stockholder rights plan’s basic provisions. The flip-in rights will permit the preferred stock’s holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquirer’s voting and economic interests in our company. The flip-over element of the stockholder rights plan involves certain mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The stockholder rights plan contains a “permitted offer” exception which allows offers determined by our board of directors to be in our best interests and the best interests of our stockholders to take place free of the diluting effects of the stockholder rights plan’s mechanisms.

The board of directors retains the right, at all times prior to acquisition of 20% of the Company’s voting common stock by an acquirer, to discontinue the stockholder rights plan through the redemption of all rights, or to amend the stockholder rights plan in any respect.

Delaware Law and Certain By-Law Provisions

Certain provisions of our by-laws are intended to strengthen our board of directors’ position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

•	they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as directors, except as may be otherwise provided in the by-laws;

•	they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders; and

•	they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken.

Furthermore, our Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

In connection with the transactions contemplated by the Senior Secured Loan Agreement and the Investment and Exchange Agreement, on September 29, 2005, the Board of Directors approved amendments to our By-Laws, which became effective as of such date in order to provide that:

•	The MHR Director may be nominated for election to the Board by MHR for so long as MHR shall continue to hold at least 2% of the shares of our outstanding Common Stock, warrants or other equity securities convertible into, or exchangeable for, any Common Stock at a conversion price or exchange rate that is equal to or less than the closing price per share of Common Stock on the trading date immediately prior to such calculation, and that the MHR Director shall, to the extent permitted by law or any applicable rule or listing standard of any applicable securities exchange or market, be a member of each committee of the Board and shall be entitled to attend a meeting of any such committee;

•	MHR and the Board shall promptly select the Mutual Director, the Mutual Director shall be nominated for election to the Board and the Board shall elect the Mutual Director;

•	MHR shall have the right to appoint the MHR Observer and the MHR Observer shall have the right to attend meetings of the Board and any committees thereof, solely in a non-voting capacity, and to receive all notices, written materials and other information given to directors in connection with such meetings, subject only to attorney-client privilege considerations;

•	The number of directors on the Board may only be increased upon the unanimous vote or unanimous written consent of the Board;

•	Any vacancy on the Board created by the resignation, removal or other discontinuation of service as a member of the Board of the MHR Director shall be filled by an individual who shall have been (i) designated by the MHR Director prior to the effectiveness of such vacancy, other than in the case of removal of the MHR Director for cause, or (ii) nominated or approved in writing by both a majority of the Board of Directors and MHR, in the case of removal of the MHR Nominee for cause;

•	Any vacancy on the Board created by the resignation, removal or other discontinuation of service as a member of the Board of the Mutual Director shall only be filled by an individual who shall have been nominated or approved in writing by both a majority of the Board and MHR;

•	The existing removal provisions of the By-Laws may be deleted in their entirety and replaced with provisions providing that any director, other than the MHR Director and the Mutual Director, may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the election of directors and that the MHR Director and the Mutual Director, may be removed, with or without cause, by the affirmative vote of the holders of at least 85% of the shares of common stock outstanding and entitled to vote at the election of directors, provided that the stockholder vote requirement shall cease to have any force or effect after MHR shall cease to hold at least 2% of the shares of the Company’s outstanding common stock, warrants or other equity securities convertible into, or exchangeable for, any Common Stock at a conversion price or exchange rate that is equal to or less than the closing price per share of Common Stock on the trading date immediately prior to such calculation;

•	A quorum for the transaction of business must include the MHR Director and the Mutual Director while in office instead of a mere majority of the Board;

•	The rights in the By-Laws appurtenant to MHR may only be altered, amended or repealed with the unanimous vote or unanimous written consent of the Board or the affirmative vote of the holders of at least 85% of the shares of common stock outstanding and entitled to vote at the election of directors, provided that the stockholder vote requirement shall cease to have any force or effect after MHR shall cease to hold at least 2% of the shares of fully diluted Common Stock; and

•	The Board may not adopt any resolution setting forth, or call any meeting of stockholders for the purpose of approving, any amendment to the By-Laws that would adversely affect the rights of MHR set forth therein without a vote in favor of such resolution by the MHR Director for so long as MHR continues to hold at least 2% of the shares of fully diluted Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and rights is Computershare, 111 Founders Plaza-Suite 1100, East Hartford, CT 06108.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of March 31, 2015, 60,687,478 shares of our common stock were issued and outstanding. 4,300,438 of such shares and an additional 3,010,306 shares of common stock issuable upon exercise of the warrants covered by this registration statement will, upon effectiveness, be freely tradable without restriction or further registration under the Securities Act.

As of March 31, 2015, there are a total of 9,304,516 available shares of Common Stock to be issued upon the exercise of options that have been or may be granted to employees, consultants or members of our Board of Directors under our existing equity compensation plans, including the 2007 Stock Award and Incentive Plan, the Stock Incentive Plan for Outside Directors and the Directors Deferred Compensation Plan. Such shares of Common Stock are covered by the Form S-8 registration statements filed by us with the SEC and generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for Emisphere Technologies, Inc. by Brown Rudnick LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated into this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The report on the Company’s financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate certain information into this prospectus by reference as allowed by the Securities and Exchange Commission (the “SEC”), which means that we disclose important information to you by referring you to another document separately filed by us with the SEC. Documents incorporated by reference are considered part of this prospectus. We are incorporating by reference into this prospectus the documents listed below, except to the extent superseded by information contained herein:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we filed with the SEC on March 31, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on March 31, 2015 and April 10, 2015;

•	Our Proxy Statement filed with the SEC on April 16, 2015.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide to any person to whom this prospectus is delivered a copy of any document that has been incorporated by reference into this prospectus at no cost to the requester. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations Department, Emisphere Technologies, Inc., 4 Becker Farm Road, Suite 103, Roseland, New Jersey 07068, (973) 532-8000. In addition, each document incorporated by reference is readily accessible at our Web site address at http://ir.emisphere.com/index.cfm by clicking on “Financial Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Emisphere, that file electronically with the SEC. The public can obtain any documents that Emisphere files with the SEC at www.sec.gov.

We also make available free of charge on or through our Internet website (www.emisphere.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 filings, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or Section 16 of the Exchange Act as soon as reasonably practicable after we or the reporting person electronically files such material with, or furnishes it to, the SEC. Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into the Annual Report or this registration statement.

Our Board of Directors has adopted a Code of Business Conduct and Ethics which is posted on our website at http://ir.emisphere.com/documentdisplay.cfm?DocumentID=4947 .

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

7,310,744 Shares of Common Stock

PROSPECTUS

April     , 2015

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, if any, payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC filing fee. The registrant will bear all expenses shown below.

SEC filing fee	$857
Accounting fees and expenses	$12,500
Legal fees and expenses	$60,000
Miscellaneous	$25,000

Total	$98,357

Item 14. Indemnification of Directors and Officers.

The registrant’s by-laws, as amended to date, provide for the indemnification of our officers and directors to the fullest extent permitted by Chapter 1, Section 145 of the Delaware General Corporation Law (as from time to time amended, the “DGCL”), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to our best interests, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(a) of the DGCL states:

“A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.”

The registrant’s by-laws, as amended, also provide that, to the fullest extent permitted by the DGCL, the registrant will pay the expenses of the directors and officers of the Company incurred in defending a civil or criminal action, suit or proceeding, as such expenses are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to our board of directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

Sections 145(c)-(e) of the DGCL state:

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) By the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.”

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings” in Item 17 below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

August 2010 Financing

On August 25, 2010, we entered into a securities purchase agreement (the “2010 Securities Purchase Agreement”) with certain institutional investors to sell an aggregate of 3,497,528 shares of our common stock and warrants to purchase a total of 2,623,146 shares of our common stock for gross proceeds, before deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants of $3,532,503 (the “2010 Private Placement”). Each unit, consisting of one share of common stock and a warrant to purchase 0.75 shares of common stock, was sold at a purchase price of $1.01. The warrants are exercisable at an exercise price of $1.26 per share beginning immediately after issuance and expire 5 years from the date of issuance. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The warrants also contain full-ratchet anti-dilution protection for issuances or sales by us of securities below the exercise price of the warrants, but only to the extent as a result of such issuances or sales the exercise or conversion price of the MHR Securities (as defined in the warrant) is actually reduced to a price below the exercise price of the warrants. The full ratchet anti-dilution protection contained in the warrants shall only be effective from the date of the Securities Purchase Agreement until the six month anniversary of the issuance date of the warrants. The 2010 Private Placement closed on August 26, 2010, after the satisfaction of customary closing conditions, and we issued the shares of common stock and the warrants to the selling security holders on such closing date.

Also on August 25, 2010, we also entered into a securities purchase agreement with MHR Fund Management LLC (the “MHR Buyer”) to sell an aggregate of 3,497,528 shares of our common stock and warrants to purchase a total of 2,623,146 shares of our common stock for gross proceeds, before deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants of $3,532,503 (the “2010 MHR Private Placement”). Each unit, consisting of one share of common stock and a warrant to purchase 0.75 shares of common stock, was sold at a purchase price of $1.01. The warrants issued to the MHR Buyer had substantially the same terms as the warrants issued to the selling security holders in the 2010 Private Placement. The 2010 MHR Private Placement closed on August 26, 2010, after the satisfaction of customary closing conditions, and we issued the shares of common stock and the warrants to the MHR Buyer on such closing date. The MHR Buyer, together with certain of its affiliated investment funds (collectively, “MHR”), is the holder of our 11% Senior Secured Convertible Notes (the “MHR Senior Secured Notes”).

In connection with the 2010 Private Placement and the 2010 MHR Private Placement, on August 25, 2010, we entered into a Waiver Agreement with MHR (the “2010 Waiver Agreement”), pursuant to which MHR waived certain anti-dilution adjustment rights under the MHR Senior Secured Notes and certain warrants issued by us to MHR that would otherwise have been triggered by the 2010 Private Placement described above. As consideration for such waiver, on August 26, 2010, we issued to MHR a warrant to purchase 975,000 shares of our common stock and agreed to reimburse MHR for 50% of its legal fees up to a maximum reimbursement of $50,000. Such warrant is the same form as the warrants issued in connection with the 2010 MHR Private Placement described above.

The shares of common stock, the warrants and the shares of common stock underlying the warrants sold and issued in connection with the 2010 Private Placement (collectively, the “2010 Private Placement Securities”), the shares of common stock, the warrants and the shares of common stock underlying the warrants sold and issued in connection with the 2010 MHR Private Placement (collectively, the “2010 MHR Private Placement Securities”), and the warrant and the shares of common stock underlying the warrants issued in connection with the 2010 Waiver Agreement (collectively, the “2010 Waiver Securities”) were not registered under the Securities Act at the time of sale, and therefore, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For these issuances, we relied on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on our belief that the offer and sale of the 2010 Private Placement Securities, the 2010 MHR Private Placement Securities, and the 2010 Waiver Securities have not and will not involve a public offering, as each purchaser of such securities was, at the time of sale, an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and/or a “qualified institutional buyer” (as such term is defined in Rule 144A of the Securities Act), and no general solicitation was involved in connection with the 2010 Private Placement, the 2010 MHR Private Placement or the 2010 Waiver Agreement.

June 2011 Financing

On June 30, 2011, we entered into a securities purchase agreement with the selling security holders to sell an aggregate of 4,300,408 shares of our common stock and warrants to purchase a total of 3,010,307 shares of our common stock for gross proceeds, before deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants of $3,749,981 (the “2011 Private Placement”). Each unit, consisting of one share of common stock and a warrant to purchase 0.7 shares of common stock, was sold at a purchase price of $0.872. The warrants are exercisable at an exercise price of $1.09 per share beginning immediately after issuance and expire 5 years from the date of issuance. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The 2011 Private Placement closed on July 6, 2011, after the satisfaction of customary closing conditions, and we issued the shares of common stock and the warrants to the selling security holders on such closing date.

Also on June 30, 2011, we also entered into a securities purchase agreement with the MHR Buyer to sell an aggregate of 4,300,408 shares of our common stock and warrants to purchase a total of 3,010,307 shares of our common stock for gross proceeds, before deducting fees and expenses and excluding the proceeds, if any, from the exercise of the warrants of $3,749,981 (the “2011 MHR Private Placement”). Each unit, consisting of one share of common stock and a warrant to purchase 0.7 shares of common stock, was sold at a purchase price of $0.872. The warrants issued to the MHR Buyer had substantially the same terms as the warrants issued to the selling security holders in the 2011 Private Placement. The 2011 MHR Private Placement closed on July 6, 2011, after the satisfaction of customary closing conditions, and we issued the shares of common stock and the warrants to the MHR Buyer on such closing date. As described above, MHR is the holder of the MHR Senior Secured Notes and, after giving effect to the 2011 MHR Private Placement, beneficially owns approximately 48.2% of our common stock, assuming conversion and exercise by MHR of all convertible securities, warrants and options held, including the warrants issued in connection with the 2010 MHR Private Placement and the 2011 MHR Private Placement and the warrants issued in connection with the 2011 Waiver Agreement (as defined below).

In connection with the 2011 Private Placement and the 2011 MHR Private Placement, on June 30, 2011, we entered into a Waiver Agreement with MHR (the “2011 Waiver Agreement”), pursuant to which MHR waived certain anti-dilution adjustment rights under the MHR Senior Secured Notes and certain warrants issued by us to MHR that would otherwise have been triggered by the 2011 Private Placement described above. As consideration for such waiver, on July 6, 2011, we issued to MHR a warrant to purchase 795,000 shares of our common stock and agreed to reimburse MHR up to $25,000 of its legal fees. Such warrant is the same form as the warrants issued in connection with the 2011 MHR Private Placement described above.

The shares of common stock, the warrants and the shares of common stock underlying the warrants sold and issued in connection with the 2011 Private Placement (collectively, the “2011 Private Placement Securities”), the shares of common stock, the warrants and the shares of common stock underlying the warrants sold and issued in connection with the 2011 MHR Private Placement (collectively, the “2011 MHR Private Placement Securities”), and the warrant and the shares of common stock underlying the warrants issued in connection with the Waiver Agreement (collectively, the “2011 Waiver Securities”) were not registered under the Securities Act at the time of sale, and therefore, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For these issuances, we relied on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on our belief that the offer and sale of the 2011 Private Placement Securities, the 2011 MHR Private Placement Securities, and the 2011 Waiver Securities have not and will not involve a public offering, as each purchaser of such securities was, at the time of sale, an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and/or a “qualified institutional buyer” (as such term is defined in Rule 144A of the Securities Act), and no general solicitation was involved in connection with the 2011 Private Placement, the 2011 MHR Private Placement or the 2011 Waiver Agreement.

2013 MHR Restructuring

On May 7, 2013, the Company consummated the transactions contemplated by the restructuring agreement, as previously disclosed in the Company’s Current Report on Form 8-K filed on April 30, 2013 (the “MHR Restructuring”), as described below.

Amended and Restated Warrants and New Warrants

Pursuant to the MHR Restructuring, on May 7, 2013, the Company issued to MHR Capital Partners Master Account LP (“Master Account”), MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners II LP (“Institutional Partners II”), and MHR Institutional Partners IIA LP (“Institutional Partners IIA” and, together with Master Account, Capital Partners (100), Institutional Partners II, and their respective affiliates, “MHR”) (i) amended and restated warrants, originally issued to MHR in August 2009 to purchase, in the aggregate, 3,729,323 shares of the Company’s common stock (collectively, the “Amended and Restated 2009 Warrants”); (ii) amended and restated warrants, originally issued to MHR in June 2010 to purchase, in the aggregate, 865,000 shares of the Company’s common stock (collectively, the “Amended and Restated June 2010 Warrants”); (iii) amended and restated warrants, originally issued to MHR in August 2010 to purchase, in the aggregate, 3,598,146 shares of the Company’s common stock (collectively, the “Amended and Restated August 2010 Warrants”); (iv) amended and restated warrants, originally issued to MHR in July 2011 to purchase, in the aggregate, 3,805,307 shares of the Company’s common stock (collectively, the “Amended and Restated 2011 Warrants” and, together with the Amended and Restated 2009 Warrants, the Amended and Restated June 2010 Warrants, and the Amended and Restated August 2010 Warrants, the “Amended and Restated Warrants”); and (v) new warrants to MHR to purchase 10,000,000 shares of the Company’s common stock (collectively, the “2013 Warrants” and, together with the Amended and Restated Warrants, the “MHR Restructuring Warrants”).

The MHR Restructuring Warrants entitle MHR to purchase, in the aggregate, 21,997,776 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $.50 per share, and will expire on July 8, 2019. The exercise price of the MHR Restructuring Warrants and number of Warrant Shares issuable upon exercise of the MHR Restructuring Warrants are subject to adjustment upon the occurrence of events described in the MHR Restructuring Warrants, including stock dividends, stock splits, combinations of shares, and certain fundamental corporate transactions.

Amended and Restated Promissory Notes

On May 7, 2013, also pursuant to the MHR Restructuring, the Company issued to MHR (i) amended and restated 11% senior secured convertible notes, originally issued to MHR in 2006 and thereafter having an aggregate outstanding balance (including accrued and unpaid interest) of $33,038,438 as of May 6, 2013 (collectively, the “Amended and Restated Convertible Notes”); (ii) amended and restated promissory notes, originally issued to MHR in 2010 having an aggregate outstanding balance (including accrued and unpaid interest ) of $637,167 as of May 6, 2013 (collectively, the “Amended and Restated Reimbursement Notes”); and (iii) amended and restated promissory notes, originally issued to MHR in 2012 having an aggregate outstanding balance (including accrued and unpaid interest ) of $1,493,275 as of May 6, 2013 (collectively, the “Amended and Restated Bridge Notes” and, together with the Amended and Restated Convertible Notes and Amended and Restated Reimbursement Notes, the “Amended and Restated MHR Notes”).

The Amended and Restated Convertible Notes had a stated maturity date of September 26, 2017 (subject to acceleration upon the occurrence of certain specified events of default, including the failure to meet certain sales, performance, and manufacturing milestones specified in the Amended and Restated Convertible Notes), bear interest at 13% per year, compounded monthly and payable in the form of additional Amended and Restated Convertible Notes, and must be redeemed from time to time pursuant to a cash sweep of approximately 40% of the Company’s Consolidated Free Cash Flow (as defined in the Amended and Restated Convertible Notes). The Amended and Restated Convertible Notes are convertible, at the option of the holder, at a conversion price of $1.25 per share of common stock, which conversion price is subject to adjustment upon the occurrence of events specified in the Amended and Restated Convertible Notes, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company.

The Amended and Restated Reimbursement Notes had a stated maturity date of May 7, 2014 (subject to acceleration upon the occurrence of certain events of default specified in the Amended and Restated Reimbursement Notes), and bear no interest (other than default interest as specified therein). The Amended and Restated Reimbursement Notes are convertible, at the option of the holder, at a conversion price of $0.50 per share of common stock, which conversion price is subject to adjustment upon the occurrence of events specified in the Amended and Restated Reimbursement Notes, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company.

The Amended and Restated Bridge Notes had a stated maturity date of September 26, 2017 (subject to acceleration upon the occurrence of certain events of default specified in the Amended and Restated Reimbursement Notes) and bear interest at 13% per year, compounded monthly and payable in the form of additional Amended and Restated Bridge Notes. The Amended and Restated Bridge Notes are convertible, at the option of the holder, at a conversion price of $0.50 per share of common stock, which conversion price is subject to adjustment upon the occurrence of events specified in the Amended and Restated Bridge Notes, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company.

The MHR Restructuring Warrants, the Warrant Shares, the Amended and Restated MHR Notes, and the shares of common stock issuable upon conversion of Amended and Restated MHR Notes (collectively, the “MHR Restructuring Securities”) were not registered under the Securities Act of 1933, as amended (the “Securities Act”) at the time of issuance, and therefore, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For these issuances, the Company will rely on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the issuance of the MHR Restructuring Securities have and will not involve a public offering, as each holder of such securities is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), and no general solicitation has been involved in connection with the issuance of the MHR Restructuring Securities.

2014 MHR Restructuring

On August 20, 2014, the Company consummated the transactions contemplated by the restructuring agreement, as previously disclosed in the Company’s Current Report on Form 8-K filed on August 21, 2014 (the “Second MHR Restructuring”), as described below.

Pursuant to the Second MHR Restructuring, the Company entered into a series of agreements (the “Transaction Documents”) with MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners (100)”), MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”), and MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA” and, together with Master Account, Capital Partners (100) and Institutional Partners II, collectively, “MHR” or the “Lenders”), for a new loan facility, an extension of the Company’s existing obligations under various promissory notes previously issued to the Lenders, and for payment by the Company of certain royalties to MHR.

On August 20, 2014, the Company entered into a Loan Agreement (the “Loan Agreement”) with the Lenders. The Loan Agreement provides for, among other things, a commitment (the “Commitment”) of the Lenders to loan the Company up to $20 million to finance the development, manufacturing, marketing and sale of the Company’s oral Eligen ® B12 Rx product (the “B12 Product”). Pursuant to the terms of the Loan Agreement, the Company may make five borrowings (each, a “Borrowing”, and collectively, the “Loan”). The first Borrowing under the Loan Agreement occurred on August 20, 2014 in an original principal amount of $5 million. Subject to achieving certain operational milestones relating to the timely manufacture and commencement of sales of the B12 Product, of which there can be no assurance, the Company may request four additional Borrowings as follows: up to $3,000,000 from September 1, 2014 through and including December 31, 2014, up to $5,000,000 in the first quarter of 2015, up to $5,000,000 in the second quarter of 2015, and up to $2,000,000 in the third quarter of 2015.

In addition, as described below, under the Royalty Agreement, if the Company does not have sufficient cash in excess of the Minimum Cash Balance to pay any Royalties that become due under the Royalty Agreement in cash, such Royalties will be paid as an additional Loan under the Loan Agreement by increasing the principal amount outstanding under the Loan Agreement (any such Loan, “Paid-In-Kind Royalties”). The “Minimum Cash Balance” generally means cash on hand (plus certain cash expenditures during such fiscal year that are unrelated to the B12 Product or related products) of at least $10 million (or $15 million, under certain circumstances beginning as early as October 1, 2015), subject to certain permitted deductions.

Except with respect to Paid-In-Kind Royalties incurred under the Loan Agreement after all amounts of principal and interest have previously been paid in full, the Loan will mature on the earlier of (a) December 31, 2019 and (b) 30 days after the end of any fiscal year in which the Company’s cash (plus certain cash expenditures during such fiscal year that are unrelated to the B12 Product or related products) as of the end of such fiscal year (subject to certain permitted deductions) is more than three times the principal amount of the Loan as of the end of such fiscal year. Paid-In-Kind Royalties incurred under the Loan Agreement after all amounts of principal and interest have previously been paid in full mature one year following the date of incurrence. The Loan bears interest at a rate of 13% per annum (the “Interest Rate”), compounded monthly, and will be payable in kind and in arrears on June 30 and December 31 of each year up to and including the maturity date by increasing the outstanding principal amount of Loan by the amount of each such interest payment. So long as an event of default under the Loan Agreement (an “Event of Default”) has occurred and is continuing, at the election of MHR, interest shall accrue on the Loan at a rate equal to 2% per annum above the Interest Rate (“Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived in writing and shall be payable upon demand and, if not paid when due, shall itself bear interest at the Default Rate. The Loan must be repaid from time to time prior to maturity pursuant to (a) a cash sweep of 50% of the Company’s Adjusted Consolidated Free Cash Flow (as defined in the Loan Agreement), or 75% of the Company’s Adjusted Consolidated Free Cash Flow in any year in which the Adjusted Consolidated Free Cash Flow exceeds $50 million, to the extent such cash sweep does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance, (b) a cash sweep of 50% of any cash proceeds received from any third party in connection with the license, distribution or sale of any of the Company’s products other than the B12 Product or related products (the “Non-B12 Products”), subject to the priority described below, and (c) a Royalty Match (as described below), to the extent such Royalty Match does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance and subject to the priority described below. The Loan Agreement provides for certain representations and warranties, conditions precedent to the Lenders’ obligation to lend, affirmative and negative covenants of the Company (including, but not limited to, certain milestones in the development of its B12 Products) and Events of Default.

In connection with the entry into the Loan Agreement, on August 20, 2014, the Lenders and the Company further amended and restated (i) the Amended and Restated Convertible (ii) the Amended and Restated Bridge, and (iii) the Amended and Restated Reimbursement Notes (as so amended and restated, the “Reimbursement Notes” and, together with the Convertible Notes and Bridge Notes, the “MHR Notes”). Also, in connection with the entry into the Loan Agreement and the amendment and restatement of the MHR Notes, Institutional Partners IIA and the Company have amended the Pledge and Security Agreement, dated September 26, 2005, as amended, by and between the Company and Institutional Partners IIA (as so amended, the “Security Agreement”) to, among other things, secure the Reimbursement Notes and payments due under the Loan Agreement with substantially all of the Company’s assets, and secure the payments due under the Royalty Agreement and Paid-In-Kind Royalties due under the Loan Agreement with the Company’s intellectual property relating to the B12 Products and related products.

The Convertible Notes now provide for a new maturity date of March 31, 2022 (subject to acceleration upon the occurrence of certain specified events of default, including the failure to meet certain sales, performance, and manufacturing milestones specified in the Convertible Notes). The interest rate remains 13% per annum, compounded monthly, which interest will be payable in the form of additional Convertible Notes. The Convertible Notes remain collateralized by a first priority lien in favor of the Lenders on substantially all of the Company’s assets. After all principal and interest under the Loan Agreement and Reimbursement Notes are repaid, the remaining Convertible Notes must be redeemed from time to time prior to maturity pursuant to a cash sweep of 50% of the Company’s Adjusted Consolidated Free Cash Flow (75% of the Company’s Adjusted Consolidated Free Cash Flow in any year in which Adjusted Consolidated Free Cash Flow exceeds $50 million) to the extent such cash sweep does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance. The Convertible Notes are convertible, at the option of the holders, at a conversion price of $1.25 per share of common stock, which conversion price is subject to adjustment upon the occurrence of events specified in the Convertible Notes, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company. The Convertible Notes must also be redeemed from time to time prior to maturity pursuant to (a) a cash sweep of 50% of any cash proceeds received from any third party in connection with the license, distribution or sale of any Non-B12 Product, subject to the priority described below and (b) a Royalty Match (as described below), to the extent such Royalty Match does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance and subject to the priority described below.

The Amended and Restated Reimbursement Notes provide for a new maturity date of the earlier of (a) March 31, 2022 and (b) immediately prior to the time that any amounts outstanding under the Loan Agreement are repaid (subject to acceleration upon the occurrence of certain events of default specified in the Reimbursement Notes), and bear interest at the rate of 10% per annum, compounded monthly, which interest is payable in the form of additional Reimbursement Notes. The Reimbursement Notes are collateralized by a first priority lien in favor of the Lenders on substantially all of the Company’s assets. The Reimbursement Notes are convertible, at the option of the holders, at a conversion price of $0.50 per share of common stock, which conversion price is subject to adjustment upon the occurrence of events specified in the Reimbursement Notes, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company. The Reimbursement Notes must also be redeemed from time to time prior to maturity pursuant to a cash sweep of 50% of any cash proceeds received from any third party in connection with the license, distribution or sale of any Non-B12 Product, subject to the priority described below.

The Amended and Restated Bridge Notes provide for a new maturity date of March 31, 2022 (subject to acceleration upon the occurrence of certain events of default specified in the Bridge Notes) and bear interest at 13% per year, compounded monthly and payable in the form of additional Bridge Notes. The Bridge Notes are collateralized by a first priority lien in favor of the Lenders on substantially all of the Company’s assets. The Bridge Notes are convertible, at the option of the holders, at a conversion price of $0.50 per share of common stock, which conversion price is subject to adjustment upon the occurrence of events specified in the Bridge Notes, including stock dividends, stock splits, certain fundamental corporate transactions, and certain issuances of common stock by the Company. The Bridge Notes must also be redeemed from time to time prior to maturity pursuant to (a) a cash sweep of 50% of any cash proceeds received from any third party in connection with the license, distribution or sale of any Non-B12 Product, subject to the priority described below and (b) a Royalty Match (as described below), to the extent such Royalty Match does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance and subject to the priority described below.

The priority of the cash sweep for Non-B12 Products is as follows: (i) first, to redeem the Reimbursement Notes, (ii) second, to prepay principal and interest outstanding under the Loan Agreement; (ii) third, to reduce the Commitment; (iv) fourth, to redeem the Convertible Notes; and (v) finally, to redeem the Bridge Notes.

As a condition to MHR entering into the Loan Agreement and amending and restating the MHR Notes, the Company and MHR entered into a Royalty Agreement (the “Royalty Agreement”) on August 20, 2014 providing for the payment by the Company to MHR of certain royalties on the terms and conditions set forth therein.

Under the terms of the Royalty Agreement, the Company agreed to pay to MHR, subject to the terms and conditions of the Royalty Agreement, royalties in perpetuity (the “Royalties”), commencing as of the date of the Royalty Agreement, in an amount equal to: twenty percent (20%) of all Net Product Sales (as defined in the Royalty Agreement) and any third party payments arising in connection with the sale of the B12 Product and related products, during any fiscal year; provided that, from and after October 1, 2015, if no amount of indebtedness is outstanding under the Loan Agreement (the “Indebtedness Repayment Condition”), such amount shall be reduced to (i) five percent (5%) of all Net Sales and third party payments commencing with the first quarter immediately following the quarter in which the Indebtedness Repayment Condition is satisfied, or (ii) two and one half percent (2.5%) of all Net Sales commencing with the quarter immediately following the quarter in which the Indebtedness Repayment Condition is satisfied, but only with respect to the Net Sales made in any country in which there was not a Valid Patent Claim (as defined in the Royalty Agreement) and where generic entry of a competitive product not by the Company or its affiliates that does not infringe a Valid Patent Claim in such country has occurred, in each case as of the last day of such Fiscal Quarter. Once the royalty rate has been reduced to 5%, the rate shall not be reinstated to 20% even if amounts become outstanding under the Loan Agreement as a result of Paid-In-Kind Royalties. Payments of Royalties shall be made in cash to the extent such Royalties do not cause the Company’s cash as of the end of any year to be less than the Minimum Cash Balance, and otherwise shall be paid as Paid-In-Kind Royalties.

If any Royalties become due under the Royalty Agreement when the royalty rate is 5% or 2.5%, the Company is required to reduce the amount outstanding under the Loan Agreement, Convertible Notes and Bridge Notes in an amount equal to such royalty payment, to the extent such payment does not cause the Company’s cash as of the end of such year to be less than the Minimum Cash Balance (the “Royalty Match”), in the following priority: (i) first, to prepay the Loan; (ii) second, to redeem the Convertible Notes; and (iii) finally, to redeem the Bridge Notes.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit		Incorporated by Reference (1)

3.1	Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., dated April 20, 2007	R

3.2	Certificate of Increase of Series A Junior Participating Cumulative Preferred Stock of Emisphere Technologies, Inc., dated June 4, 2012	OO

3.3	By-Laws of Emisphere Technologies, Inc., as amended December 7, 1998, and September 23, 2005	A, L

3.4	Amendment to the Amended By-Laws of Emisphere Technologies, Inc., effective as of September 11, 2007	V

4.1	Amended and Restated Rights Agreement dated as of April 7, 2006 between Emisphere Technologies, Inc. and Mellon Investor Services, LLC	P

4.2	Loan Agreement, dated as of August 20, 2014, by and between Emisphere Technologies, Inc. and the Lenders named therein	UU

4.3	Form of Second Amended and Restated 13% Senior Secured Convertible Note	UU

4.4	Form of Second Amended and Restated Senior Secured Reimbursement Promissory Note	UU

4.5	Form of Second Amended and Restated Senior Secured Bridge Promissory Notes	UU

4.6	Amended and Restated Pledge and Security Agreement by and between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	UU

10.1	Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan	R	(2)

10.2	Form of Nonqualified Stock Option Agreement	R	(2)

10.3	Form of Incentive Stock Option Agreement	R	(2)

10.4	Form of Restricted Stock Option Agreement	R	(2)

10.5	Research Collaboration and Option Agreement dated as of December 3, 1997 between Emisphere Technologies, Inc. and Novartis Pharma AG	D	(3)

10.6	Research Collaboration and License Agreement dated as of September 23, 2004 between Emisphere Technologies, Inc. and Novartis Pharma AG, as amended on November 4, 2005	J	(3)

10.7	Research Collaboration Option and License Agreement dated December 1, 2004 by and between Emisphere Technologies, Inc. and Novartis Pharma AG	J	(3)

10.8	Convertible Promissory Note due December 1, 2009 issued to Novartis Pharma AG	J	(3)

10.9	Senior Secured Term Loan Agreement between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated September 26, 2005, as amended on November 11, 2005	L

10.10	Pledge and Security Agreement between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated September 26, 2005	L

10.11	Registration Rights Agreement between Emisphere Technologies, Inc. and MHR, dated September 26, 2005	L

10.12	Amendment No. 1 to the Senior Secured Term Loan Agreement, dated November 11, 2005	M

10.13	Form of 11% Senior Secured Convertible Note	L

10.14	Form of Amendment to 11% Senior Secured Convertible Note	R

Exhibit		Incorporated by Reference (1)

10.15	Warrant dated as of September 21, 2006, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	Q

10.16	Warrant dated as of September 21, 2006 between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	Q

10.17	Warrant adjustment notice between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP, MHR Capital Partners Master Account, LP (formerly MHR Capital Partners (500) LP), MHR Institutional Partners IIA LP, MHR Institutional Partners II LP, MHR Capital Partners (100) LP and MHR Capital Partners Master Account LP	W

10.18	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and SF Capital Partners, Ltd.	W

10.19	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and Option Opportunities Corp.	W

10.20	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and Option Opportunities Corp.	W

10.21	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and Montaur Capital/Platinum Life Montaur Life Sciences Fund I LLC	W

10.22	Warrant dated as of August 22, 2007, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	W

10.23	Warrant dated as of August 22, 2007, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	W

10.24	Development and License Agreement, dated as of June 21, 2008, between Emisphere Technologies, Inc. and Novo Nordisk AS.	Y	(3)

10.25	Form of Non-Employee Director Non-Qualified Stock Option Agreement	AA	(2)

10.26	Securities Purchase Agreement dated as of August 19, 2009, between Emisphere Technologies and the Purchasers named therein	BB

10.27	Securities Purchase Agreement dated as of August 19, 2009, between Emisphere Technologies and MHR Fund Management, LLC	BB

10.28	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	CC

10.29	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	CC

10.30	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	CC

10.31	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	CC

10.32	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and Rodman & Renshaw, LLC	CC

10.33	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and Benjamin Bowen	CC

10.34	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and Noam Rubinstein	CC

10.35	Warrant adjustment notice between Emisphere Technologies, Inc. and Elan International Services, Ltd. dated October 20, 2009	CC

Exhibit		Incorporated by Reference (1)

10.36	Agreement to Extend the Maturity Date of the Convertible Promissory Note Due December 1, 2009, between Emisphere Technologies and Novartis Pharma AG dated November 25, 2009	EE

10.37	Agreement to Extend the Maturity Date of the Convertible Promissory Note Due December 1, 2009, between Emisphere Technologies and Novartis Pharma AG dated February 23, 2010	EE

10.38	Form of Incentive Stock Option Agreement under the Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan	FF

10.39	Form of Non-Qualified Stock Option Agreement under the Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan	FF

10.40	Letter Agreement by and between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated June 8, 2010	GG

10.41	Form of Emisphere Technologies, Inc. Reimbursement Note	GG

10.42	Form of Emisphere Technologies, Inc. Second Reimbursement Note	GG

10.43	Research Master Agreement and Amendment by and between Emisphere Technologies, Inc. and Novartis Pharma AG, effective as of June 4, 2010	HH	(3)

10.44	Securities Purchase Agreement by and among Emisphere Technologies, Inc. and the Buyers named therein, dated August 25, 2010	II

10.45	Securities Purchase Agreement by and among Emisphere Technologies, Inc. and the MHR Buyers named therein, dated August 25, 2010	II

10.46	Waiver Agreement, by and among Emisphere Technologies, Inc. and MHR, dated August 25, 2010	II

10.47	Registration Rights Agreement by and among Emisphere Technologies, Inc. and the Buyers named therein, dated August 26, 2010	JJ

10.48	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Bai Ye Feng	JJ

10.49	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Anson Investments Master Fund LP	JJ

10.50	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Iroquois Master Fund, Ltd.	JJ

10.51	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Hudson Bay Master Fund Ltd.	JJ

10.52	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Cranshire Capital, L.P.	JJ

10.53	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Freestone Advantage Partners, LP	JJ

10.54	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	JJ

10.55	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	JJ

10.56	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	JJ

10.57	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	JJ

Exhibit		Incorporated by Reference (1)

10.58	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	JJ

10.59	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	JJ

10.60	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	JJ

10.61	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	JJ

10.62	Development and License Agreement, dated December 20, 2010, between Emisphere Technologies, Inc. and Novo Nordisk A/S	KK	(3)

10.63	Securities Purchase Agreement, dated June 30, 2011, by and among Emisphere Technologies, Inc. and the Buyers named therein.	LL

10.64	Securities Purchase Agreement, dated June 30, 2011, by and among Emisphere Technologies, Inc. and the MHR Fund Management LLC.	LL

10.65	Waiver Agreement, dated June 30, 2011, by and among Emisphere Technologies, Inc. and MHR.	LL

10.66	Registration Rights Agreement by and among Emisphere Technologies, Inc. and the Buyers named therein, dated July 6, 2011	MM

10.67	Warrant A-54 dated as of July 6, 2011, between Emisphere Technologies, Inc. and EOS Holdings LLC	MM

10.68	Warrant A-55 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Kingsbrook Opportunities Master Fund LP	MM

10.69	Warrant A-56 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Bai Ye Feng	MM

10.70	Warrant A-57 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Cranshire Capital, L.P.	MM

10.71	Warrant A-58 dated as of July 6, 2011, between Emisphere Technologies, Inc. and HF H VICTOR UW VICTOR ART 7	MM

10.72	Warrant A-59 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Freestone Advantage Partners, LP	MM

10.73	Warrant A-60 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Iroquois Master Fund Ltd.	MM

10.74	Warrant A-61 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Shipman & Goodwin LLP Profit Sharing Trust FBO James T. Betts	MM

10.75	Warrant A-62 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Son Nam Nguyen	MM

10.76	Warrant A-63 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Pine Lodge Capital Company Ltd.	MM

10.77	Warrant A-64 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Huaidong Wang	MM

10.78	Warrant A-65 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Anson Investments Master Fund LP	MM

10.79	Warrant A-66 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	MM

Exhibit		Incorporated by Reference (1)

10.80	Warrant A-67 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	MM

10.81	Warrant A-68 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	MM

10.82	Warrant A-69 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	MM

10.83	Warrant A-70 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	MM

10.84	Warrant A-71 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	MM

10.85	Warrant A-72 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	MM

10.86	Warrant A-73 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	MM

10.87	License Agreement, dated March 8, 2000, by and between Emisphere Technologies, Inc. and Novartis Pharma AG	NN	(3)

10.88	Form of Novartis Promissory Note Extension, between the Company and MHR	PP

10.89	Form of Promissory Reimbursement Note Extension, between the Company and MHR	PP	(3)

10.90	Employment Agreement, dated September 13, 2012, between Alan L. Rubino and the Company	QQ	(2)

10.91	Senior Secured Promissory Note of Emisphere Technologies, Inc., dated October 17, 2012	RR

10.92	Amendment to Pledge and Security Agreement, by and among Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated October 17, 2012	RR

10.93	Employment Agreement, dated October 15, 2012, between Carl V. Sailer and Emisphere Technologies, Inc.	RR	(2)

10.94	Employment Agreement, dated January 14, 2013, between Michael R. Garone and Emisphere Technologies, Inc.	SS	(2)

10.95	Sublease Agreement, dated November 27, 2012, between New American Therapeutics, Inc. and Emisphere Technologies, Inc.	TT

10.96	Lease Agreement, dated December 11, 2012, between 4 Becker SPE LLC and Emisphere Technologies, Inc.	TT

10.97	Amendment to Emisphere Technologies, Inc. Amended and Restated 13% Senior Secured Convertible Note, dated March 28, 2014	VV

10.98	Royalty Agreement, dated as of August 20, 2014, by and between Emisphere Technologies, Inc. and the other parties named therein	UU

14.1	Emisphere Technologies, Inc. Code of Business Conduct and Ethics for Directors	I

23.1	Consent of Independent Registered Public Accounting Firm — McGladrey, LLP*

*	Filed herewith

(1)	If not filed herewith, filed as an exhibit to the document referred to by letter as follows:

A.	Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999 (SEC File No. 000-17758)

B.	Annual Report on Form 10-K for the fiscal year ended July 31, 1995 (SEC File No. 000-17758)

C.	[Reserved]

D.	Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1997 (SEC File No. 000-17758)

E.	[Reserved]

F.	Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (SEC File No. 000-17758)

G.	[Reserved]

H.	[Reserved]

I.	Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 000-17758)

J.	Registration on Form S-3/A dated and filed February 1, 2005 (SEC File No. 333-117230)

K.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (SEC File No. 000-17758)

L.	Current Report on Form 8-K, filed September 30, 2005 (SEC File No. 000-17758)

M.	Current Report on Form 8-K, filed November 14, 2005 (SEC File No. 000-17758)

N.	[Reserved]

O.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (SEC File No. 000-17758)

P.	Current Report on Form 8-K, filed April 10, 2006 (SEC File No. 000-17758)

Q.	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (SEC File No. 000-17758)

R.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007

S.	Current Report on Form 8-K, filed April 11, 2007

T.	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007

U.	Current Report on Form 8-K, filed June 29, 2007

V.	Current Report on Form 8-K, filed September 14, 2007

W.	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007

X.	Annual Report on Form 10-K for the fiscal year ended December 31, 2007

Y.	Current Report on Form 10-Q, filed August 11, 2008

Z.	Current Report on Form 8-K, filed May 5, 2009

AA.	Current Report on Form 8-K, filed May 21, 2009

BB.	Current Report on Form 8-K, filed August 20, 2009

CC.	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009

DD.	Current Report on Form 8-K, filed January 12, 2010

EE.	Annual Report on Form 10-K for the fiscal year ended December 31, 2009

FF.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010

GG.	Current Report on Form 8-K, filed June 9, 2010

HH.	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010

II.	Current Report on Form 8-K, filed August 25, 2010

JJ.	Registration Statement on Form S-1, filed on September 15, 2010

KK.	Current Report on Form 8-K, filed on December 21, 2010

LL.	Current Report on Form 8-K, filed on June 30, 2011 (SEC File No. 000-17758)

MM.	Registration Statement on Form S-1, filed on July 26, 2011 (SEC File No. 333-175794).

NN.	Amendment No. 1 on Form 10-K/A, filed January 19, 2012, to Annual Report on Form 10-K for the fiscal year ended December 31, 2010, originally filed on March 31, 2011

OO	Current Report on Form 8-K, filed on June 5, 2012 (SEC File No. 000-17758)

PP	Current Report on Form 8-K, filed on June 4, 2012 (SEC File No. 000-17758)

QQ	Current Report on Form 8-K, filed on September 17, 2012 (SEC File No. 000-17758)

RR	Current Report on Form 8-K, filed on October 19, 2012 (SEC File No. 000-17758)

SS	Current Report on Form 8-K, filed on January 17, 2013 (SEC File No. 000-17758)

TT	Annual Report on Form 10-K, filed on March 28, 2013 (SEC File No. 000-17758)

UU	Current Report on Form 8-K, filed on August 21, 2014 (SEC File No. 000-17758)

VV	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (SEC File No. 000-17758)

(2)	Management contract or compensatory plan or arrangement

(3)	Confidential treatment has been granted for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey, on April 21, 2015.

EMISPHERE TECHNOLOGIES, INC.

By:	/s/ Alan L. Rubino
Name: Alan L. Rubino
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan L. Rubino his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name and Signature	Title	Date

/s/ Alan L. Rubino Alan L. Rubino	President and Chief Executive Officer and Director (principal executive officer)	April 21, 2015

/s/ John D. Harkey, Jr. John D. Harkey, Jr.	Director	April 21, 2015

/s/ Timothy McInerney Timothy McInerney	Director	April 21, 2015

/s/ Jacob M. Plotsker Jacob M. Plotsker	Director	April 21, 2015

/s/ Timothy G. Rothwell Timothy G. Rothwell	Director	April 21, 2015

/s/ Michael Weiser, M.D., Ph.D. Michael Weiser, M.D., Ph.D.	Director	April 21, 2015

/s/ Michael R. Garone Michael R. Garone	Chief Financial Officer (principal financial and accounting officer)	April 21, 2015

EXHIBIT INDEX

Exhibit		Incorporated by Reference (1)

3.1	Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of Emisphere Technologies, Inc., dated April 20, 2007	R

3.2	Certificate of Increase of Series A Junior Participating Cumulative Preferred Stock of Emisphere Technologies, Inc., dated June 4, 2012	OO

3.3	By-Laws of Emisphere Technologies, Inc., as amended December 7, 1998, and September 23, 2005	A, L

3.4	Amendment to the Amended By-Laws of Emisphere Technologies, Inc., effective as of September 11, 2007	V

4.1	Amended and Restated Rights Agreement dated as of April 7, 2006 between Emisphere Technologies, Inc. and Mellon Investor Services, LLC	P

4.2	Loan Agreement, dated as of August 20, 2014, by and between Emisphere Technologies, Inc. and the Lenders named therein	UU

4.3	Form of Second Amended and Restated 13% Senior Secured Convertible Note	UU

4.4	Form of Second Amended and Restated Senior Secured Reimbursement Promissory Note	UU

4.5	Form of Second Amended and Restated Senior Secured Bridge Promissory Notes	UU

4.6	Amended and Restated Pledge and Security Agreement by and between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	UU

10.1	Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan	R	(2)

10.2	Form of Nonqualified Stock Option Agreement	R	(2)

10.3	Form of Incentive Stock Option Agreement	R	(2)

10.4	Form of Restricted Stock Option Agreement	R	(2)

10.5	Research Collaboration and Option Agreement dated as of December 3, 1997 between Emisphere Technologies, Inc. and Novartis Pharma AG	D	(3)

10.6	Research Collaboration and License Agreement dated as of September 23, 2004 between Emisphere Technologies, Inc. and Novartis Pharma AG, as amended on November 4, 2005	J	(3)

10.7	Research Collaboration Option and License Agreement dated December 1, 2004 by and between Emisphere Technologies, Inc. and Novartis Pharma AG	J	(3)

10.8	Convertible Promissory Note due December 1, 2009 issued to Novartis Pharma AG	J	(3)

10.9	Senior Secured Term Loan Agreement between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated September 26, 2005, as amended on November 11, 2005	L

10.10	Pledge and Security Agreement between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated September 26, 2005	L

10.11	Registration Rights Agreement between Emisphere Technologies, Inc. and MHR, dated September 26, 2005	L

10.12	Amendment No. 1 to the Senior Secured Term Loan Agreement, dated November 11, 2005	M

10.13	Form of 11% Senior Secured Convertible Note	L

10.14	Form of Amendment to 11% Senior Secured Convertible Note	R

Exhibit		Incorporated by Reference (1)

10.15	Warrant dated as of September 21, 2006, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	Q

10.16	Warrant dated as of September 21, 2006 between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	Q

10.17	Warrant adjustment notice between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP, MHR Capital Partners Master Account, LP (formerly MHR Capital Partners (500) LP), MHR Institutional Partners IIA LP, MHR Institutional Partners II LP, MHR Capital Partners (100) LP and MHR Capital Partners Master Account LP	W

10.18	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and SF Capital Partners, Ltd.	W

10.19	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and Option Opportunities Corp.	W

10.20	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and Option Opportunities Corp.	W

10.21	Warrant dated as of August 22, 2007 between Emisphere Technologies, Inc. and Montaur Capital/Platinum Life Montaur Life Sciences Fund I LLC	W

10.22	Warrant dated as of August 22, 2007, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	W

10.23	Warrant dated as of August 22, 2007, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	W

10.24	Development and License Agreement, dated as of June 21, 2008, between Emisphere Technologies, Inc. and Novo Nordisk AS.	Y	(3)

10.25	Form of Non-Employee Director Non-Qualified Stock Option Agreement	AA	(2)

10.26	Securities Purchase Agreement dated as of August 19, 2009, between Emisphere Technologies and the Purchasers named therein	BB

10.27	Securities Purchase Agreement dated as of August 19, 2009, between Emisphere Technologies and MHR Fund Management, LLC	BB

10.28	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	CC

10.29	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	CC

10.30	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	CC

10.31	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	CC

10.32	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and Rodman & Renshaw, LLC	CC

10.33	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and Benjamin Bowen	CC

10.34	Warrant dated as of August 21, 2009, between Emisphere Technologies, Inc. and Noam Rubinstein	CC

10.35	Warrant adjustment notice between Emisphere Technologies, Inc. and Elan International Services, Ltd. dated October 20, 2009	CC

Exhibit		Incorporated by Reference (1)

10.36	Agreement to Extend the Maturity Date of the Convertible Promissory Note Due December 1, 2009, between Emisphere Technologies and Novartis Pharma AG dated November 25, 2009	EE

10.37	Agreement to Extend the Maturity Date of the Convertible Promissory Note Due December 1, 2009, between Emisphere Technologies and Novartis Pharma AG dated February 23, 2010	EE

10.38	Form of Incentive Stock Option Agreement under the Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan	FF

10.39	Form of Non-Qualified Stock Option Agreement under the Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan	FF

10.40	Letter Agreement by and between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated June 8, 2010	GG

10.41	Form of Emisphere Technologies, Inc. Reimbursement Note	GG

10.42	Form of Emisphere Technologies, Inc. Second Reimbursement Note	GG

10.43	Research Master Agreement and Amendment by and between Emisphere Technologies, Inc. and Novartis Pharma AG, effective as of June 4, 2010	HH	(3)

10.44	Securities Purchase Agreement by and among Emisphere Technologies, Inc. and the Buyers named therein, dated August 25, 2010	II

10.45	Securities Purchase Agreement by and among Emisphere Technologies, Inc. and the MHR Buyers named therein, dated August 25, 2010	II

10.46	Waiver Agreement, by and among Emisphere Technologies, Inc. and MHR, dated August 25, 2010	II

10.47	Registration Rights Agreement by and among Emisphere Technologies, Inc. and the Buyers named therein, dated August 26, 2010	JJ

10.48	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Bai Ye Feng	JJ

10.49	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Anson Investments Master Fund LP	JJ

10.50	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Iroquois Master Fund, Ltd.	JJ

10.51	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Hudson Bay Master Fund Ltd.	JJ

10.52	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Cranshire Capital, L.P.	JJ

10.53	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and Freestone Advantage Partners, LP	JJ

10.54	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	JJ

10.55	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	JJ

10.56	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	JJ

10.57	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	JJ

Exhibit		Incorporated by Reference (1)

10.58	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	JJ

10.59	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	JJ

10.60	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	JJ

10.61	Warrant dated as of August 26, 2010, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	JJ

10.62	Development and License Agreement, dated December 20, 2010, between Emisphere Technologies, Inc. and Novo Nordisk A/S	KK	(3)

10.63	Securities Purchase Agreement, dated June 30, 2011, by and among Emisphere Technologies, Inc. and the Buyers named therein.	LL

10.64	Securities Purchase Agreement, dated June 30, 2011, by and among Emisphere Technologies, Inc. and the MHR Fund Management LLC.	LL

10.65	Waiver Agreement, dated June 30, 2011, by and among Emisphere Technologies, Inc. and MHR.	LL

10.66	Registration Rights Agreement by and among Emisphere Technologies, Inc. and the Buyers named therein, dated July 6, 2011	MM

10.67	Warrant A-54 dated as of July 6, 2011, between Emisphere Technologies, Inc. and EOS Holdings LLC	MM

10.68	Warrant A-55 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Kingsbrook Opportunities Master Fund LP	MM

10.69	Warrant A-56 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Bai Ye Feng	MM

10.70	Warrant A-57 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Cranshire Capital, L.P.	MM

10.71	Warrant A-58 dated as of July 6, 2011, between Emisphere Technologies, Inc. and HF H VICTOR UW VICTOR ART 7	MM

10.72	Warrant A-59 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Freestone Advantage Partners, LP	MM

10.73	Warrant A-60 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Iroquois Master Fund Ltd.	MM

10.74	Warrant A-61 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Shipman & Goodwin LLP Profit Sharing Trust FBO James T. Betts	MM

10.75	Warrant A-62 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Son Nam Nguyen	MM

10.76	Warrant A-63 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Pine Lodge Capital Company Ltd.	MM

10.77	Warrant A-64 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Huaidong Wang	MM

10.78	Warrant A-65 dated as of July 6, 2011, between Emisphere Technologies, Inc. and Anson Investments Master Fund LP	MM

10.79	Warrant A-66 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	MM

Exhibit		Incorporated by Reference (1)

10.80	Warrant A-67 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	MM

10.81	Warrant A-68 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	MM

10.82	Warrant A-69 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	MM

10.83	Warrant A-70 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners Master Account LP	MM

10.84	Warrant A-71 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Capital Partners (100) LP	MM

10.85	Warrant A-72 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners II LP	MM

10.86	Warrant A-73 dated as of July 6, 2011, between Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP	MM

10.87	License Agreement, dated March 8, 2000, by and between Emisphere Technologies, Inc. and Novartis Pharma AG	NN	(3)

10.88	Form of Novartis Promissory Note Extension, between the Company and MHR	PP

10.89	Form of Promissory Reimbursement Note Extension, between the Company and MHR	PP	(3)

10.90	Employment Agreement, dated September 13, 2012, between Alan L. Rubino and the Company	QQ	(2)

10.91	Senior Secured Promissory Note of Emisphere Technologies, Inc., dated October 17, 2012	RR

10.92	Amendment to Pledge and Security Agreement, by and among Emisphere Technologies, Inc. and MHR Institutional Partners IIA LP, dated October 17, 2012	RR

10.93	Employment Agreement, dated October 15, 2012, between Carl V. Sailer and Emisphere Technologies, Inc.	RR	(2)

10.94	Employment Agreement, dated January 14, 2013, between Michael R. Garone and Emisphere Technologies, Inc.	SS	(2)

10.95	Sublease Agreement, dated November 27, 2012, between New American Therapeutics, Inc. and Emisphere Technologies, Inc.	TT

10.96	Lease Agreement, dated December 11, 2012, between 4 Becker SPE LLC and Emisphere Technologies, Inc.	TT

10.97	Amendment to Emisphere Technologies, Inc. Amended and Restated 13% Senior Secured Convertible Note, dated March 28, 2014	VV

10.98	Royalty Agreement, dated as of August 20, 2014, by and between Emisphere Technologies, Inc. and the other parties named therein	UU

14.1	Emisphere Technologies, Inc. Code of Business Conduct and Ethics for Directors	I

23.1	Consent of Independent Registered Public Accounting Firm — McGladrey, LLP*

*	Filed herewith

(1)	If not filed herewith, filed as an exhibit to the document referred to by letter as follows:

A.	Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999 (SEC File No. 000-17758)

B.	Annual Report on Form 10-K for the fiscal year ended July 31, 1995 (SEC File No. 000-17758)

C.	[Reserved]

D.	Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1997 (SEC File No. 000-17758)

E.	[Reserved]

F.	Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (SEC File No. 000-17758)

G.	[Reserved]

H.	[Reserved]

I.	Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 000-17758)

J.	Registration on Form S-3/A dated and filed February 1, 2005 (SEC File No. 333-117230)

K.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (SEC File No. 000-17758)

L.	Current Report on Form 8-K, filed September 30, 2005 (SEC File No. 000-17758)

M.	Current Report on Form 8-K, filed November 14, 2005 (SEC File No. 000-17758)

N.	[Reserved]

O.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (SEC File No. 000-17758)

P.	Current Report on Form 8-K, filed April 10, 2006 (SEC File No. 000-17758)

Q.	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (SEC File No. 000-17758)

R.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007

S.	Current Report on Form 8-K, filed April 11, 2007

T.	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007

U.	Current Report on Form 8-K, filed June 29, 2007

V.	Current Report on Form 8-K, filed September 14, 2007

W.	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007

X.	Annual Report on Form 10-K for the fiscal year ended December 31, 2007

Y.	Current Report on Form 10-Q, filed August 11, 2008

Z.	Current Report on Form 8-K, filed May 5, 2009

AA.	Current Report on Form 8-K, filed May 21, 2009

BB.	Current Report on Form 8-K, filed August 20, 2009

CC.	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009

DD.	Current Report on Form 8-K, filed January 12, 2010

EE.	Annual Report on Form 10-K for the fiscal year ended December 31, 2009

FF.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010

GG.	Current Report on Form 8-K, filed June 9, 2010

HH.	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010

II.	Current Report on Form 8-K, filed August 25, 2010

JJ.	Registration Statement on Form S-1, filed on September 15, 2010

KK.	Current Report on Form 8-K, filed on December 21, 2010

LL.	Current Report on Form 8-K, filed on June 30, 2011 (SEC File No. 000-17758)

MM.	Registration Statement on Form S-1, filed on July 26, 2011 (SEC File No. 333-175794).

NN.	Amendment No. 1 on Form 10-K/A, filed January 19, 2012, to Annual Report on Form 10-K for the fiscal year ended December 31, 2010, originally filed on March 31, 2011

OO	Current Report on Form 8-K, filed on June 5, 2012 (SEC File No. 000-17758)

PP	Current Report on Form 8-K, filed on June 4, 2012 (SEC File No. 000-17758)

QQ	Current Report on Form 8-K, filed on September 17, 2012 (SEC File No. 000-17758)

RR	Current Report on Form 8-K, filed on October 19, 2012 (SEC File No. 000-17758)

SS	Current Report on Form 8-K, filed on January 17, 2013 (SEC File No. 000-17758)

TT	Annual Report on Form 10-K, filed on March 28, 2013 (SEC File No. 000-17758)

UU	Current Report on Form 8-K, filed on August 21, 2014 (SEC File No. 000-17758)

VV	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (SEC File No. 000-17758)

(2)	Management contract or compensatory plan or arrangement

(3)	Confidential treatment has been granted for the redacted portions of this agreement. A complete copy of this agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.